As filed with the Securities and Exchange Commission on June 9, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

QIWI PLC

(Exact name of Registrant as specified in its charter)

Cyprus	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Severnoe Chertanovo Microdistrict, 1A, building 1

Moscow, 117648

The Russian Federation

(Address and telephone number of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

Tel: +1 212 750 6474

(Name, address and telephone number of agent for service)

Copies to:

Pranav Trivedi Michael Zeidel Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street, Canary Wharf London, England E14 5DS Telephone: +44 20 7519 7026	Joshua G. Kiernan Colin J. Diamond White & Case LLP 5 Old Broad Street London EC2N 1DW Telephone: +44 20 7532 1000 Facsimile: +44 20 7532 1001	Darina Lozovsky White & Case LLC 4 Romanov Pereulok 125009 Moscow Telephone: +7 495 787 3000 Facsimile: +7 495 787 3001

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
American depositary shares, each representing one Class B shares of €0.0005 par value per share(4)			$$403,358,827	$

(1)	Includes the offering price of class B shares represented by ADSs that may be sold upon exercise of the underwriters’ option to purchase additional shares.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. The aggregate public offering price of the class B shares represented by ADSs registered hereunder will not exceed $403,358,827.
(3)	In accordance with Rule 456(b) and Rule 457(r), the registrant is deferring payment of all of the registration fee.
(4)	ADSs issuable upon deposit of class B shares registered hereby are registered under a separate registration statement on Form F-6 (Registration No. 333-188006). Each ADS represents one class B share.

The information in this preliminary prospectus relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JUNE 9, 2014

7,973,330 American Depositary Shares

Representing 7,973,330 Class B Shares

QIWI plc (“QIWI”, “we”, or “us”) is offering 1,993,330 American depositary shares, or ADSs, and selling shareholders named in this prospectus are offering 5,980,000 ADSs. Each ADS represents one class B share of QIWI plc and is evidenced by American depositary receipts, or ADRs.

Our ADSs, are listed on the Nasdaq Global Select Market, or Nasdaq, and are admitted to trading on Closed Joint Stock Company “MICEX Stock Exchange,” or MICEX, under the symbol “QIWI.” The last reported sale price on Nasdaq on June 6, 2014 was $43.99 per ADS.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 7 of this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2013 to read about factors you should consider before buying our ADSs.

	Per ADS	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to QIWI and selling shareholders	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters have an option to purchase up to an additional 299,000 ADSs from the Company and 897,000 ADSs from the selling shareholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers on or about                     , 2014

Credit Suisse	VTB Capital

William Blair	Aton

Prospectus dated                     , 2014

ABOUT THIS PROSPECTUS

You should read this prospectus and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make a decision to invest in the ADSs. In particular, you should review the information under the heading “Risk Factors” set forth on page 7 of this prospectus and the information under the heading “Risk Factors” included in our Annual Report on Form 20-F for the year ended December 31, 2013, which is incorporated by reference herein. You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus prepared by or on our behalf. Neither we, nor the selling shareholders, nor the underwriters have authorized anyone to provide you with additional or different information. If any person provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects may have changed since any such date. Information contained on our website does not constitute part of this prospectus. Neither we nor the selling shareholders nor the underwriters are making an offer to sell the ADSs in any manner in which, or in any jurisdiction where, the offer or sale thereof is not permitted.

In this prospectus, the terms “Qiwi”, “we”, “us”, “our” and “Company” refer to QIWI plc and, unless the context requires otherwise, its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements,” as this phrase is defined in Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and can often be identified by the use of terms like “estimates,” “projects,” “anticipates,” “expects,” “intends,” “believes,” “will,” “may,” “should” or the negative of these terms. All forward-looking statements, including discussions of strategy, plans, objectives, goals and future events or performance, involve risks and uncertainties. These forward-looking statements include statements relating to:

•	our goals and strategies;

•	our ability to grow our payment volumes;

•	our ability to maintain our relationships with our merchants and agents;

•	the expected growth of Visa Qiwi Wallet and alternative methods of payment;

•	our ability to continue to develop new and attractive products and services;

•	our future business development new and attractive products and services;

•	our future business development, results of operations and financial condition;

•	our ability to continue to develop new technologies and upgrade our existing technologies;

•	our ability to grow our advertising revenue and other value added services;

•	competition in our industry;

•	projected revenue, profits, earnings and other estimate financial information; and

•	developments in, or changes, to the laws, regulation and governmental policies governing our business and industry.

These factors and the other risk factors described above under “Risk Factors” are not necessarily all of the factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our future results. Under no circumstances should the inclusion of such forward-looking statements in this prospectus be regarded as a representation or warranty by us or any other person with respect to the achievement of results set out in such statements or that the underlying assumptions used will in fact be the case. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and forward-looking statements included in documents incorporated herein by reference are made only as of the date thereof. We cannot assure you that projected results or events will be achieved. Except to the extent required by law, we disclaim any obligation to update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the ADSs. You should carefully read this entire prospectus, as well as the information incorporated by reference herein, before deciding whether to invest in the ADSs. In particular, you should carefully consider the sections entitled “Risk Factors” in this prospectus and our Annual Report on Form 20-F for the year ended December 31, 2013 and our financial statements and the accompanying notes contained in our Annual Report and in our Reports of Foreign Private Issuer on Form 6-K filed on June 9, 2014 and incorporated by reference herein to determine whether an investment in the ADSs is appropriate for you.

OUR BUSINESS

We are a leading provider of next generation payment services in Russia and the CIS. We have an integrated proprietary network that enables payment services across physical, online and mobile channels. We have deployed over 15.5 million virtual wallets, over 167,000 kiosks and terminals, and enabled merchants to accept over RUB49 billion cash and electronic payments monthly from over 70 million consumers using our network at least once a month. Our consumers can use cash, stored value and other electronic payment methods to order and pay for goods and services across physical or online environments interchangeably. We believe the complementary combination of our physical and virtual payment services provides differentiated convenience to our consumers and creates a strong network effect that drives payment volume across our business. Our extensive network of interactive Qiwi kiosks also enables us to provide advertising services, and the billions of transactions we process annually allow us to collect and analyze valuable data, which we monetize by providing value added services. We believe that our leading market position, proprietary network and complementary services provide us with competitive advantages that have enabled us to generate strong growth and profitability.

We operate in and target markets and consumer segments that are largely cash-based and lack convenient alternatives for consumers to pay for goods and services in physical, online and mobile environments. Russia remains a cash-dominated society for retail consumer payments, while the penetration of electronic payment services, such as credit and debit cards and point of sale terminals, significantly lags behind more developed economies. We help consumers and merchants connect more efficiently in these markets by providing an integrated network of kiosks and terminals, virtual wallets and payment services that enable consumers to deposit cash, convert it into a digital form and remit the funds to a virtual wallet, a variety of Visa-branded prepaid cards or any merchant in our network quickly and securely—for example, to pay bills, add minutes to their mobile phones, purchase transportation and tickets, shop online or at a retail store, buy digital services or send money to a friend or relative.

Our platform provides simple and intuitive user interfaces, convenient access and best-in-class services combined with the reputation and trust associated with the Qiwi brand. The payments processed on our network are typically very small with a limit of RUB15,000 per transaction and, since they are primarily funded with cash, consumers do not have to undergo a lengthy registration process to execute most transactions. Alternatively, consumers can create an online account, or virtual wallet, with Qiwi where they can store money, deposited from cash or funded from a variety of other sources, such as a bank account, credit card, direct payroll deposit or money transfer, that can be used to make payments and purchases at any time. Our services also allow merchants in Russia and other markets, including leading mobile network operators, or MNOs, online retailers, financial institutions and utilities, to accept payments via our network, enabling them to attract more consumers, generate more sales and get paid faster and more easily.

We have deployed our network of kiosks and terminals using a proprietary agent model. Under this model, our kiosks are assembled by third party manufacturers using our proprietary specifications and are then purchased by over 7,600 agents who are responsible for placing, operating and servicing the kiosks in high-traffic, convenient retail locations and setting the fee rates paid by consumers. In addition, an agent-owned point of sale terminal, computer, laptop or mobile phone can serve as a Qiwi terminal once our proprietary software is installed on it, which allows the agent to process consumer payments to merchants through our system. In Russia and Kazakhstan, our brand is very well-known and our kiosks and terminals provide unique physical access for approximately 160 million consumers. They can be found next to convenience stores, in train stations, post offices, retail stores or airport terminals in all of the major urban centers, as well as many small and rural towns that lack large bank branches and infrastructure. In addition, we distribute our payment services through our virtual Visa Qiwi Wallet product, which enables consumers to access and make payments through their computers or mobile devices. While at an early stage, we have also begun to expand our operations into Belarus, Brazil (equity associate), Moldova, Romania, Jordan (equity associate) and the United States.

We run our network and process our transactions using a proprietary, advanced technology platform that leverages the latest virtualization, analytics and security technologies to create a fast, highly reliable, secure and redundant system. We believe that the breadth and reach of our network, along with the proprietary nature of our technology platform, differentiate us from our competitors and allow us to effectively manage and update our services and realize significant operating leverage with growth in volumes.

Our primary subsidiaries are CJSC Qiwi Bank, or Qiwi Bank, QIPS LLC, CJSC QIWI and LLC QIWI Payment Services Provider. We acquired Qiwi Bank in September 2010 from a group of our shareholders. QIPS LLC was incorporated in Russia in December 2006, and CJSC QIWI was incorporated in Russia in January 2004.

Our company was incorporated in Cyprus under the name of OE Investments Limited on February 26, 2007 as a new holding company for CJSC Unified Instant Payments System, or OSMP, which was established in 2004. We acquired, among other entities, CJSC e-port and LLC Qiwi Wallet (now QIWI International Processing Services (QIPS) LLC) in exchange for newly issued shares, which represented 35% of our outstanding share capital following the acquisitions. In April 2008, we launched the Qiwi brand, which gradually became the marketing name for our businesses. We changed our name to Qiwi Limited on September 13, 2010, and subsequently to Qiwi plc upon converting to a public limited company on February 25, 2013.

Our principal executive offices are located at Severnoe Chertanovo Microdistrict, 1A, building 1, Moscow, 117648, the Russian Federation. Our telephone number at this address is +7 (495) 783 59 59. Our registered office in Cyprus is located at 12-14 Kennedy Ave., Kennedy Business Centre, 2nd Floor, Office 203, 1087, Nicosia, Cyprus. Our telephone number at this address is +357-22-653390.

THE OFFERING

ADSs offered by us	1,993,330 ADSs

ADSs offered by selling shareholders	5,980,000 ADSs

ADSs outstanding immediately after this offering	31,034,245 ADSs

Ordinary shares outstanding immediately after this offering	Ordinary shares comprising (i) 23,118,646 class A shares, and (ii) 31,080,360 class B shares.

The ADSs	Each ADS represents one class B share. The depositary will hold the class B shares underlying your ADSs and you will have rights as provided in the deposit agreement. You may turn in your ADSs to the depositary in exchange for class B shares. The depositary will charge you fees for any exchange. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement. To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares.” You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	The Company and certain selling shareholders have granted the underwriters an option to purchase up to an aggregate of 1,196,000 additional ADSs.

Ordinary Shares	Holders of class A shares and class B shares have the same rights, including dividend rights, except for voting and conversion rights. In respect of matters requiring shareholder approval, each class B share is entitled to one vote and each class A share is entitled to ten votes. Each class A share is convertible into one class B share at any time by the holder thereof. Class B shares are not convertible into class A shares under any circumstance. Class A shares will automatically convert into the same number of class B shares under certain circumstances including when the aggregate number of class A shares constitutes less than 10% of the aggregate number of class A and class B shares outstanding. For a description of class A shares and class B shares, see “Description of Share Capital.”

Use of Proceeds	We will not receive any proceeds from the sale of any ADSs sold by the selling shareholders.

We estimate that the net proceeds (after deducting underwriting discounts and commissions and estimated net offering expenses payable by us) we receive from the sale of the ADSs will be $84.0 million, or $96.8 million if the underwriters’ option to purchase additional shares is exercised in full based on an assumed public offering price of $43.99 per ADS (the closing price of our ADSs as reported on Nasdaq on June 6, 2014). We intend to use the net proceeds from the sale of ADSs for general corporate purposes, which may include potential mergers and acquisitions and other general corporate purposes, including working capital and capital expenditures. See “Use of Proceeds.”

Dividend	At our Annual General Meeting of shareholders held on June 2, 2014, our shareholders approved a final dividend for the 2013 fiscal year. The record date for such dividend has been set as June 13, 2014 and, therefore, investors in this offering will not be entitled to receive the dividend even though the dividend is expected to be paid on or around June 17, 2014.

Listing	Our ADSs are listed on the Nasdaq Global Select Market and are admitted to trading on MICEX under the symbol “QIWI.” This offering includes an offering to investors in the Russian Federation of our ADSs, which will be immediately available for trading on MICEX.

Lock-up	We and each of the selling shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 60 days after the date of this prospectus. See “Underwriting.”

We base the number of class A and class B shares outstanding after this offering on 28,578,646 class A shares and 23,627,030 class B shares outstanding as of June 6, 2014 and 5,980,000 class A shares to be converted to 5,980,000 class B shares and 1,993,330 class B shares to be issued by us at or around the pricing date, excluding 3,434,324 class B shares reserved for future issuance under our employee stock option plan.

Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriters’ option to purchase additional ADSs from the selling shareholders.

RISK FACTORS

Your investment in the ADSs entails risks. You should carefully consider the risk factors below relating to the ADSs, as well as the other information contained in this prospectus and the documents incorporated by reference, including our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, and in our updates, if any, to those risk factors in our Reports of Foreign Private Issuer on Form 6-K before investing in the ADSs. In particular, you should consider the risks discussed under “Risk Factors” beginning on page 7 of the Annual Report, such as risks relating to our financial condition and financial reporting, risks relating to our business and industry, and risks relating to the Russian Federation and other countries where we operate.

The following supplements the risks discussed under “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013.

Risks Relating to Corporate Governance Matters and Organizational Structure

The substantial share ownership position of our chief executive officer Sergey Solonin following this offering may limit your ability to influence corporate matters.

Following this offering, as a result of the sale by the selling shareholders of our class A shares and their immediate conversion upon sale into class B shares, our chief executive officer Sergey Solonin, through Saldivar Investments Limited, will beneficially own 55% of our class A shares, representing approximately 49% of the voting power of our issued share capital. As a result of this concentration of share ownership, Mr. Solonin acting on his own will have significant voting power on all matters submitted to our shareholders for approval, including:

•	the composition of our board of directors;

•	approving or rejecting a merger, consolidation or other business combination; and

•	amending our articles of association, which govern the rights attached to our ordinary shares.

This concentration of ownership could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our shares that might otherwise give you the opportunity to realize a premium over then-prevailing market price of our shares. The interests of Mr. Solonin may not always coincide with the interests of our other shareholders. This concentration of ownership may also adversely affect our share price.

Additionally, as a result of any further sell-down by any of our class A shareholders in the future, Mr. Solonin’s voting power could increase to over 50%, following which he would have sole discretion over most matters submitted to our shareholders for approval and could be in a position to appoint the majority of our board of directors.

Acquisition of more than 50% of our voting power is subject to various regulatory approvals. See “Risk Factors-Risks Relating to Corporate Governance Matters and Organizational Structure-Acquisitions of credit institutions in Russia are subject to pre-closing approval by multiple government authorities which exercise significant discretion as to whether a consent should be granted or not, and are regulated by a significant body of law which is often ambiguous and open to varying interpretations” in our Annual Report on Form 20-F for the year ended December 31, 2013. If Mr. Solonin fails to obtain such approvals, the shares he holds above the 50% voting power threshold could be blocked from voting and transactions that resulted in this threshold being exceeded could be invalidated, while Mr. Solonin himself could become subject to fines and other sanctions.

As a foreign private issuer whose ADSs are listed on Nasdaq, we have elected to follow certain home country corporate governance practices instead of certain Nasdaq requirements.

As a foreign private issuer whose ADSs are listed on Nasdaq, we are permitted in certain cases to, and do, follow Cyprus corporate governance practices instead of the corresponding requirements of Nasdaq. A foreign private issuer that elects to follow a home country practice instead of Nasdaq requirements must submit to Nasdaq in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission any significant requirement that it does not follow and describe the home country practice followed instead of any such requirement. We follow Cyprus corporate governance practices with regard to the composition of our board of directors which, unlike the applicable Nasdaq rule for U.S. corporations, do not require that a majority of our directors be independent. As a result, our board of directors does not have a majority of independent directors. We also do not have a compensation committee or a nominating committee comprised of independent directors, and our independent directors do not meet in regular executive sessions. In addition, our board of directors has not made any determination whether it will comply with Nasdaq rules concerning shareholder approval prior to our taking certain company actions, including the issuance of 20% or more of our then-outstanding share capital or voting power in connection with an acquisition, and our board of directors, in such circumstances, may instead determine to follow Cypriot law. Accordingly, our shareholders may not be afforded the same protection as provided under Nasdaq corporate governance rules.

Risks Relating to the Russian Federation and Other Markets in Which We Operate

The situation in Ukraine and the U.S., EU and other sanctions that have been imposed could adversely impact our operations and financial condition.

The accession of Crimea to Russia in March 2014, the subsequent economic sanctions imposed on certain Russian companies and individuals by the U.S., EU, Canada and other countries and the ongoing crisis in Eastern Ukraine have resulted in significant overall price declines of Russian stocks and weakening of the ruble, as well as other adverse consequences. Currently, the sanctions are limited to freezing the funds and other assets of, imposing travel restrictions on, and prohibiting transactions with, the sanctioned individuals and companies. The sanctions can also disrupt business with an entity that is owned by a sanctioned person, even if that entity is not specifically sanctioned in its own right. In addition, in furtherance of these sanctions, the U.S. imposed restrictions on U.S. exports to Russia of any high-technology items or items that could contribute to Russia’s military capabilities.

The U.S. and EU have publicly stated that they are prepared to impose broader economic sanctions in response to an escalation of the crisis in Ukraine. The U.S. sanctions, in particular, have the potential to be broad in their scope and application. The U.S. Department of the Treasury could use its authority to impose sanctions against any person determined “to operate in such sectors of the Russian Federation economy as may be determined by the Secretary of the Treasury, in consultation with the Secretary of State, such as financial services, energy, metals and mining, engineering, and defence and related materiel.” Although to date this authority has not yet been exercised, any exercise of this authority by the U.S. could lead to further sanctions against any number of businesses operating in Russia. There can be no assurance that the existing or new sanctions will not be so expanded to include or affect any company of our group or any of our directors, officers or principal shareholders. In addition, a number of Western businesses have curtailed or suspended activities in Russia or dealings with Russian counterparts for reputational reasons even though currently neither such activities nor dealings with their relevant Russian counterparts were proscribed by the sanctions.

While the current sanctions do not target us or the payments industry more generally, these sanctions could have the effect of damaging the Russian economy by, among other things, accelerating capital flight from Russia, weakening of the Russian ruble, exacerbating the negative investor sentiment towards Russia and making it harder for Russian companies to access international financial markets for debt and equity financing. Recently, certain international rating agencies revised their outlook on Russia’s sovereign credit rating from stable to negative due to the political instability in Ukraine and heightened geopolitical risk, and Standard & Poors downgraded Russia’s sovereign rating from BBB to BBB-, which was followed by respective downgrades of the Russian blue chip issuers’ credit ratings as well. An expansion of the existing or introduction of new sanctions, including those mentioned above, or sanctions specifically targeting us or our management or shareholders, or our sector generally, could result in our international customers, suppliers, shareholders and other business partners revising their relationship with us for compliance, political, reputational or other reasons, which could affect our business.

In addition, following the accession of Crimea to Russia, we started operating in that region with a limited number of kiosks. To date, we do not believe that any of the various sanctions imposed on Russian entities limit our ability to operate in Crimea. However, any new or expanded sanctions that may be imposed on Russian businesses operating in Crimea by the U.S., EU, or other countries may therefore materially adversely affect us and any future plans we may have to expand in that region.

In the ordinary course of our business, we may accept payments from consumers to or otherwise indirectly interact with certain entities that are the targets of U.S. sanctions. We operate primarily within the Russian financial system and, accordingly, many of our customers have accounts at banks in Russia. A number of Russian banks, including Bank Rossiya, SMP Bank, Investcapitalbank and Sobinbank have been designated by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury and are subject to U.S. economic sanctions. In addition, Tempbank was designated due to its dealings with the Syrian government. U.S. sanctions may be extended to any person that U.S. authorities determine has materially assisted, or provided financial, material, or technological support for, or goods or services to or in support of, any sanctioned individuals or entities. For example, we may be associated with U.S.-designated banks due to us accepting payments for them from consumers in the ordinary course of our business, even though we may not have any direct contract relationships with them. There can be no assurance that the U.S. Government would not view such activities as meeting the criteria for U.S. economic sanctions.

In addition, because of the nature of our business, we do not generally identify our customers where there is no express requirement to do so under Russian anti-money laundering legislation. Therefore, we are not always able to screen them against the Specially Designated Nationals and Blocked Persons List published by OFAC and other sanctions lists and may be unknowingly providing financial services to sanctioned individuals.

While we believe that our indirect interaction with Russian banks and potential interaction with designated individuals that may be subject to U.S. economic sanctions does not contravene any law, our business and reputation could be adversely affected if the U.S. government were to designate us as a blocked party and extend such sanctions to us. Investors may also be adversely affected if we are so designated, resulting in their investment in our securities being prohibited or restricted. Furthermore, under those circumstances, some U.S. investors may decide for legal or reputational reasons to divest their holdings in us or not to purchase our securities in the first place. We are aware of initiatives by U.S. governmental entities and U.S. institutional investors, such as pension funds, to adopt or consider adopting laws, regulations, or policies prohibiting transactions with or investment in, or requiring divestment from, entities doing business with certain countries. There can be no assurance that the foregoing will not occur or that such occurrence will not have a material adverse effect on our share price. Even if we are not subjected to U.S. or other economic sanctions, our participation in the Russian financial system and indirect interaction with sanctioned banks and potential interaction with designated individuals may adversely impact our reputation among investors. There is also a risk that other entities with which we engage in business, or individuals or entities associated with them, are, or at any time in the future may become, subject to sanctions.

To date, Russia has imposed only a limited set of sanctions in response to the Ukraine-related sanctions imposed by the U.S., EU and other countries primarily focused on banning certain Western government officials from travelling to Russia. However, Russia may introduce broader measures as the situation in the Ukraine unfolds, including, without limitation, measures to address capital flight from Russia or that impose restrictions on transactions on capital and debt markets or otherwise, any of which could further adversely affect investor interest and the Russian economy generally. Overall, the situation in Ukraine and Crimea remains uncertain and we cannot predict how the Ukrainian crisis will unfold or the impact it will have on our business or results of operations.

Any or all of the above factors could have a material adverse effect on our business, financial condition, results of operations and prospects.

New legislation signed into law in Russia in May 2014 may significantly complicate the operation of a payment system such as ours in Russia and potentially force international payment systems to reduce their exposure to Russia or cease operations in Russia altogether.

As a result of the economic sanctions imposed on certain Russian companies and individuals by the U.S. in response to the situation in the Ukraine, in March 2014, Visa and MasterCard stopped processing payments for certain Russian banks that were either targets of U.S. sanctions themselves or were allegedly controlled by individuals who were targets of such sanctions. In response, on May 5, 2014, new legislation was signed into law in Russia that gives the Central Bank of Russia, or CBR, authority to impose significant fines on payment infrastructure participants, including payment systems such as Visa and MasterCard, for unilateral termination or suspension of servicing another payment infrastructure participant and its clients.

For the CBR to be able to enforce these fines, the new legislation also requires operators of payments systems (other than payment systems deemed “nationally important” pursuant to the law) to place collateral on deposit with the CBR that may be forfeited if they terminate or suspend services in the future. “Nationally important payment systems” are defined in the law as payment systems (i) whose operators are controlled by the Russian state, the CBR or Russian citizens and (ii) for which the IT used meets certain requirements established by the CBR/Russian Government (including having a certain share of such IT developed in Russia). The fines payable for unilaterally terminating or suspending services to other payment infrastructure participants may total up to 10% of such deposit for operators of payment systems other than nationally important payment systems or up to RUB10 million for operators of nationally important payment systems, in each case per each day while the termination or suspension persists. The collateral required to be deposited by operators of payment systems other than nationally important payment systems must equal the total payment volume of such payment system in the Russian Federation for two calendar days. The CBR is expected to adopt implementing regulations setting out the method for calculating and depositing the collateral. This legislation will enter into force on July 1, 2014.

According to Bloomberg, Morgan Stanley has estimated that MasterCard may be required to deposit U.S.$1 billion and Visa as much as U.S.$1.9 billion with the CBR as a result of these new rules. Visa Chief Executive Officer Charlie Scharf was quoted as saying at an investor conference on May 19, 2014 that these demands go beyond what Visa would be willing to do, and MasterCard has reportedly expressed similar sentiments. The CEOs of both Visa and MasterCard announced that, if changes to the new law were not made by its implementation date of July 1, neither company would likely continue to operate in the country.

Subsequently, on May 23, 2014, it was reported that Visa and MasterCard have reached an informal agreement with Russian officials that would allow the global card payment companies to continue to operate in the country. While the details of this agreement have not yet been made public, reports from Vedomosti and Kommersant suggest that the eventual outcome may include amending the new law to give the CBR or the Russian Government the authority to establish the amount of collateral at its discretion, so that it may then be set at a level acceptable to international payment systems. On June 2, 2014, it was reported that these changes have been endorsed by the Russian President and should enter into force before the effective date of this new legislation, which is reportedly proposed to be postponed until January 1, 2015.

While the most recent press reports prior to the date of this prospectus seem to indicate that an agreement may be reached whereby both Visa and MasterCard will continue to operate in Russia, there can be no assurance that a final compromise will ultimately be reached. If Visa ceases to operate in Russia, we may be unable to issue Visa-branded prepaid cards or continue to operate under the “Visa Qiwi Wallet” brand, and thereby lose the possible benefits of association with the Visa brand. This could lower consumer confidence with our products and could reduce the number of transactions made though Visa Qiwi Wallet, which could have a material adverse effect on our Visa Qiwi Wallet business and our business as a whole. It could also render us unable to realize our international expansion plans associated with our partnership with Visa.

Other changes introduced by the new legislation include the creation in Russia of a national payment card system similar to China’s Union Pay to replace Visa and MasterCard as the primary payment systems in Russia, and the requirement, from July 1, 2016, that Russian domestic payments and money transfers only be processed by operators that exist and carry out all the functions related to such processing within Russia and not abroad. Similarly, from July 1, 2016, no data on any Russian domestic payments and money transfers may be transmitted abroad for any purposes. These developments are expected to further complicate the operations of international payment systems in Russia, and can potentially have broader detrimental consequences for the Russian financial system, which are difficult to evaluate at this stage. Although it was reported by Vedomosti that both Visa and MasterCard would be able to structure their operations in a manner that would bring them in compliance with these requirements in due course, MasterCard’s Chief Financial Officer, Martina Hund-Majean, was quoted by the Financial Times as saying that the new legislation will make it a more complicated situation for anybody that has a payment network in Russia.

Any of these factors could have a material adverse effect on our reputation, as well as on our business, financial condition, results of operations and prospects.

Recent changes to know-your-client requirements established by Russian anti-money laundering legislation may adversely impact our transaction volumes.

On January 15, 2014, a legislative proposal was submitted to the Russian State Duma, providing for a broad package of measures aimed at combatting terrorist and extremist activities, including changes to the Russian legislation that would effectively outlaw anonymous electronic payments to foreign merchants and significantly lower the caps on such payments within Russia to not more than RUB15,000 per month (as opposed to RUB40,000 under current legislation) and not more than RUB1,000 per day. On May 5, 2014, this proposal was signed into law, albeit in a different form. While the aforementioned limitations were not adopted, anonymous peer-to-peer money transfers as well as anonymous payments to foreign entities were prohibited altogether, although simultaneously a simplified client identification procedure was provided for in order not to eliminate personal electronic money transfers altogether. The key difference between the simplified procedure and the procedure that must be followed in all other circumstances is that simplified identification can be performed remotely. The consumers who have undergone such simplified identification with the payment services provider are entitled to perform electronic money transfers to legal entitles and individual entrepreneurs using non-personified electronic means of payment provided that anytime the account balance of electronic money does not exceed RUB60,000 and the total amount of transferred funds does not exceed RUB200,000 per month, as opposed to RUB15,000 and RUB40,000 under the previous version of the law, respectively. However, the simplified identification process is still not well defined and there can be no assurance that any consumers would be willing to go through it. In addition, remote identification requires the verification of certain data provided by consumers against public databases, which are not always reliable and may omit certain information or contain information that is outdated, which could cause us to be in violation of the identification requirements. These developments may impact our loan repayment and money remittance volumes, as well as transaction volumes derived from payments to foreign merchants.

Risks Relating to Taxation

Our business may be deemed to receive unjustified tax benefits.

In its decision No 138-0 dated July 25, 2001, the Constitutional Court of the Russian Federation, or the Constitutional Court, introduced the concept of “a taxpayer acting in a bad faith” without clearly stipulating the criteria for it. Similarly, this concept is not defined in Russian tax law. Nonetheless, this concept has been used by the tax authorities to deny, for instance, the taxpayer’s right to rely on the provisions of the tax law. The tax authorities and courts often exercise significant discretion in interpreting this concept in a manner that is unfavorable to taxpayers. On October 12, 2006, the Plenum of the Higher Arbitrazh Court of the Russian Federation, or the Higher Arbitrazh Court, issued Ruling No. 53, formulating the concept of an “unjustified tax benefit” which is defined in the ruling mainly by reference to specific examples of such tax benefits (e.g., tax benefits obtained as a result of a transaction that has no reasonable business purpose) which may lead to disallowance of their application. There is growing practice of the interpretation of this concept by the tax authorities or the courts and it is apparent that the tax authorities actively seek to apply this concept when challenging tax positions taken by taxpayers. Although the intention of Ruling No. 53 was to combat the abuse of tax law, based on cases brought to courts to date relating to Ruling No. 53, the tax authorities have started applying the “unjustified tax benefit” concept in a broader sense than may have been intended by the Higher Arbitrazh Court. In particular, we are aware of cases when this concept has been applied by the tax authorities in order to disallow benefits granted by double tax treaties. To date, in the majority of cases where this concept has been applied, the courts have ruled in favor of taxpayers, but it is not possible to determine whether the courts will follow these precedents in the future. On May 23, 2014 a new draft law introducing a concept of “anti-abuse” to the Russian Tax Code was submitted to the lower chamber of the Russian parliament. The draft law defines “abuse” as carrying out activities and transactions or actions (failure to act) with the main purpose to avoid entirely or partially tax liabilities or obtaining a tax refund (credit). It is not clear if the draft is adopted in its current version, and how the relevant amendments to the Russian Tax Code will be interpreted and applied by the tax authorities and/ or courts in practice.

In addition to the usual tax burden imposed on Russian taxpayers, these conditions complicate tax planning and related business decisions. This uncertainty could possibly expose our group to significant fines and penalties and to enforcement measures, despite our best efforts at compliance, and could result in a greater than expected tax burden.

Our companies established outside of Russia may be exposed to taxation in Russia.

Due to our international structure, we are subject to permanent establishment and transfer pricing risks in various jurisdictions in which we operate. We manage the related risks by looking at management functions and risks in various countries and level of profits allocated to each subsidiary. If additional taxes are assessed with respect to these matters, they may be material.

The Russian Tax Code contains the concept of a permanent establishment in Russia as means for taxing foreign legal entities which carry on regular entrepreneurial activities in Russia beyond preparatory and auxiliary activities. The Russian double tax treaties with other countries also contain a similar concept. If a foreign company is treated as having a permanent establishment in Russia, it would be subject to Russian taxation in a manner broadly similar to the taxation of a Russian legal entity, but only to the extent of the amount of the foreign company’s income that is attributable to the permanent establishment in Russia. However, the practical application of the concept of a permanent establishment under Russian domestic law is not well developed and so foreign companies having even limited operations in Russia, which would not normally satisfy the conditions for creating a permanent establishment under international norms, may be at risk of being treated as having a permanent establishment in Russia and hence being exposed to Russian taxation. Furthermore, the Russian Tax Code contains attribution rules which are not sufficiently developed and there is a risk that the tax authorities might seek to assess Russian tax on the global income of a foreign company. Having a permanent establishment in Russia may also lead to other adverse tax implications, including challenging a reduced withholding tax rate on dividends under an applicable double tax treaty, potential effect on VAT and property tax obligations. There is also a risk that penalties could be imposed by the tax authorities for failure to register a permanent establishment with the Russian tax authorities. Recent events in Russia suggest that the tax authorities may more actively be seeking to investigate and assert whether foreign entities of our group, operate through a permanent establishment in Russia. Any such taxes or penalties could have a material adverse effect on our business, financial condition and results of operations.

Russian tax legislation in effect as of the date of this prospectus does not contain a concept of corporate tax residency. Russian companies are taxed on their worldwide income while foreign entities are taxed in Russia on income attributable to a permanent establishment and on Russian source income. The Russian government in its Main Directions of Russian Tax Policy for 2013 and the planned period of 2014-2015 has proposed the introduction of the concept of tax residency for legal entities to the domestic tax law. The latest draft of Main Directions of Russian Tax Policy for 2015 and the planned period of 2016-2017 contain a similar proposal. According to the proposals, a legal entity would be deemed a Russian tax resident based on a few criteria that would be in line with international tax treaties of the Russian Federation. Moreover, on December 12, 2013 the Russian President included in his annual address to the Russian Federal Assembly a message aiming at introducing of rules that could allow taxation of unallocated profits of the controlled foreign companies (“CFC”) in Russia. On March 18, 2014 the Ministry of Finance published a draft law introducing (i) the CFC rules (“CFC Rules”), and (ii) the concept of tax residency for legal entities, into the Russian Tax Code. On May 27, 2014 the amended version of the draft law was published, that in addition introduced the concept of “beneficial ownership.” Under the current draft of the CFC Rules, in certain circumstances undistributed profits of foreign legal entities and “structures” (e.g., trusts, funds or partnerships, etc.) domiciled in certain jurisdictions, which are owned or controlled by Russian tax residents (legal entities and individuals alike) shall be subject to taxation in Russia. The draft law further subjects a legal entity to Russian tax residency, if such entity is in fact managed from Russia. When adopted, the new rules may potentially be more rigid comparing to international practices relating to those matters. Although currently the CFC Rules have not been developed fully, they are scheduled to be signed into law in 2014 and become effective from January 1, 2015. No assurance can be currently given as to the exact nature of these amendments, their potential interpretation by the tax authorities and the possible impact on us. We cannot rule out the possibility that, as a result of the introduction of changes to Russian tax legislation, certain of our companies established outside Russia might be deemed to be Russian tax residents, subject to all applicable Russian taxes.

We may encounter difficulties in obtaining lower rates of Russian withholding income tax envisaged by the Russia-Cyprus double tax treaty for dividends distributed from Russia.

Dividends paid by a Russian legal entity to a foreign legal entity are generally subject to Russian withholding income tax at a rate of 15% or 30% in certain cases, although this tax rate may be reduced under an applicable double tax treaty. We intend to rely on the Russia-Cyprus double tax treaty. The tax treaty allows reduction of withholding income tax on dividends paid by a Russian company to a Cypriot company to 10% provided that the following conditions are met: (i) the Cypriot company is a tax resident of Cyprus within the meaning of the tax treaty; (ii) the Cypriot company is the beneficial owner of the dividends; (iii) the dividends are not attributable to a permanent establishment of the Cypriot company in Russia; and (iv) the treaty clearance procedures are duly performed. This rate may be further reduced to 5% if the direct investment of the Cypriot company in a Russian subsidiary paying the dividends is at least €100,000. Although we will seek to claim treaty protection, there is a risk that the applicability of the reduced rate of 5% or 10% may be challenged by Russian tax authorities. As a result, there can be no assurance that we would be able to avail ourselves of the reduced withholding income tax rate in practice. Specifically, our Cypriot holding company may incur a 15% withholding income tax at source on dividend payments from Russian subsidiaries if the treaty clearance procedures are not duly performed at the date when the dividend payment is made. In this case we may seek to claim as a refund the difference between the 15% tax withheld and the reduced rate of 10% or 5% as appropriate. However, there can be no assurance that such taxes would be refunded in practice.

Russian withholding tax may also be applied when dividends are received from Russian subsidiaries by the company’s non-Russian subsidiaries. Although we intend to rely on an applicable double tax treaty between Russia and the country where the relevant non-Russian subsidiary is resident, no assurance can be given that the reduced withholding tax rate would apply. In this respect it should be noted that in May 2009 the President of the Russian Federation included in his Budget Message regarding the Budget Policy for 2010-2012 a proposal to introduce an anti-avoidance mechanism with respect to double tax treaty benefits in cases where the ultimate beneficiaries of income do not reside in the relevant tax treaty jurisdiction. Currently, such a mechanism has not been introduced. Furthermore, the Russian Ministry of Finance has issued a number of clarifications with respect to the tax treaty concept of “beneficial ownership.” Although the clarifications up to the date have been of limited use, they demonstrate an attempt by the Russian tax authorities to address the question of beneficial ownership of income in international financial transactions and holding structures.

Russian Ministry of Finance in its Letter No. 03-00-P3/16236 of April 9, 2014 provided more detailed explanation of “beneficial ownership” concept, as well as pointed some examples of transactions, where beneficial ownership criteria were not met. Examples drawn by the Russian Ministry of Finance in the above letter included inter alia the case of dividends distributed to a non-resident that cannot demonstrate that it has sufficient authority with respect to dividends received, or is obliged to further distribute or pay dividends to third parties. Due to the fact that some of our companies are located outside Russia, future development and application of the “beneficial ownership” concept to those companies may have a material adverse effect on our business, financial condition and results of operations. The latest draft of the Main Directions of Russian Tax Policy for 2015 and the planned period of 2016-2017 contain proposals to introduce anti-avoidance mechanisms. According to the proposals, a legal entity would be deemed a Russian tax resident based on a few criteria that would be in line with international tax treaties of the Russian Federation. Moreover, on December 12, 2013 the Russian President included in his annual address to the Russian Federal Assembly a message aiming at introducing of rules that could allow taxation of unallocated profits of CFC in Russia. On March 18, 2014 the Russian Ministry of Finance published a draft law introducing (i) the CFC Rules, and (ii) the concept of tax residency for legal entities, into the Tax Code. On May 27, 2014 the Russian Ministry of Finance published amended draft law introducing, in addition to the CFC Rules and the concept of tax residency for legal entities, the concept of “beneficial ownership” into the Russian Tax Code. According to these amendments, a foreign legal entity is entitled to application of reduced withholding tax rate only if such legal entity is a beneficial owner of the income received and determines its further economic destiny. It is not clear what the final definition of the beneficial owner or other provisions aimed at combatting tax avoidance will be, how these amendments to the Russian Tax Code will be interpreted and applied by the tax authorities and/ or courts in practice and what effect they may have on us. Although currently these rules have not been fully developed yet, they are scheduled to be signed into law in 2014 and become effective from January 1, 2015. If and when enacted, such amendments may result in the inability of the foreign companies within our group to claim benefits under a double taxation treaty through structures which historically have benefited from double taxation treaty protection in Russia. The imposition of additional tax liabilities as a result of the application of this rule to transactions carried out by us may have a material adverse effect on our business, financial condition and results of operations.

Russian anti-offshore measures may have adverse impact on our business, financial condition and results of operations

The Russian Federation, like a number of other countries in the world, is actively involved in discussion of measures against tax evasion through the use of low tax jurisdictions as well as aggressive tax planning structures. Initiatives such as the incorporation into Russian law of the concept of beneficial ownership, tax residency of legal entities, the CFC Rules, conclusion of multilateral agreements for the exchange of information between the tax authorities of different countries have already been raised by the Government in the Main Directions of Russian Tax Policy for 2013 and the planned period of 2014-2015 and were found in the latest draft of the Main Directions of Russian Tax Policy for 2015 and the planned period of 2016-2017. The Russian President’s address to the Federal Assembly of the Russian Federation on December 12, 2013 focused extensively on the proposed anti-offshore measures in the Russian economy. As a response to this address, the Budget and Financial Markets Committee of the upper chamber of the Russian parliament proposed twelve measures to address anti-offshore measures in the Russian economy. The Russian Minister of Finance also addressed the proposals of the President of the Russian Federation and noted to the press that the Russian Ministry of Finance intended to submit at least three of them to the lower chamber of the Russian parliament in the first half of 2014, namely:

•	the introduction of the CFC Rules into Russian tax legislation;

•	the introduction into Russian tax legislation of the concept of tax residency for legal entities based on the place where they are managed;

•	the requirement to identify ultimate owners in order to receive government support or have the right to apply for state contracts.

The concept of the “beneficial owner” and the taxation of indirect real estate sale are also scheduled to be signed into law in 2014 and become effective from January 1, 2015.

On June 5, 2014 the Government submitted to the lower chamber of the Russian parliament a draft law on ratification of the multilateral Convention on Mutual Administrative Assistance in Tax Matters developed by the Council of Europe and the OECD, which the Russian Federation signed in 2011. Ratification of this Convention will enable the Russian Federation to receive tax information from all participating countries which include, among others, a number of offshore jurisdictions.

No assurance can currently be given as to whether and when the above legislative initiatives and proposals will be enacted , their exact nature, their potential interpretation by the Russian tax authorities and the possible impact on us and our subsidiaries registered in offshore jurisdictions. In addition to the legislative initiatives outlined above, other anti-offshore measures may be expected to be proposed and enacted by the Russian government. These developments could have a material adverse effect on our business, financial condition and results of operations.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2014 on an actual basis derived from our unaudited interim condensed consolidated financial statements.

This table should be read together with our consolidated financial statements and the related notes and “Operating and Financial Review and Prospects” in our most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2013 and in our Report on Form 6-K furnished to the SEC on June 9, 2014, each incorporated herein by reference.

	As of March 31, 2014
	Actual		Adjusted for the Offering
	RUB	U.S.$	RUB	U.S.$
	(in millions)
Borrowings (long-term and short-term)	458	13	458	13
Equity
Share capital	1	—	1	—
Additional paid-in capital	1,876	53	4,874	137
Other reserve	421	12	421	12
Retained earnings	1,278	36	1,278	36
Translation reserve	17	—	17	—
Total equity attributable to equity holders of QIWI plc	3,593	101	6,590	185
Non-controlling interests	(122)	(3)	(122)	(3)
Total equity	3,471	97	6,468	181
Total capitalization	3,929	110	6,926	194

Exchange Rates

The following tables show, for the periods indicated, certain information regarding the exchange rates between the Russian ruble and the U.S. dollar, based on the official exchange rate quoted by the CBR.

Period	Period End	Period average(1)	High	Low
Year ended December 31, 2008	29.38	24.87	29.38	23.13
Year ended December 31, 2009	30.24	31.77	36.43	28.67
Year ended December 31, 2010	30.48	30.38	31.78	28.93
Year ended December 31, 2011	32.20	29.39	32.68	27.26
Year ended December 31, 2012	30.37	31.07	34.04	28.95
Year ended December 31, 2013	32.71	31.05	32.91	29.93
December 2013	32.73	32.88	33.26	32.63
January 2014	35.24	33.78	35.24	32.66
February 2014	36.05	35.24	36.05	34.60
March 2014	35.69	36.12	36.65	35.45
April 2014	35.70	35.67	36.08	35.02
May 2014	34.74	34.83	35.84	34.08
June (through June 6)	34.66	34.92	35.14	34.66

(1)	The period average in respect of a year is calculated as the average of the exchange rates on the last business day of each month for the relevant annual period. The period average in respect of a month is calculated as the average of the exchange rates for each business day in the relevant month.

USE OF PROCEEDS

We estimate that the net proceeds (after deducting underwriting discounts and commissions and estimated net offering expenses payable by us) we receive from the sale of the ADSs will be $84.0 million, or $96.8 million if the underwriters’ option to purchase additional shares is exercised in full based on an assumed public offering price of $43.99 per ADS (the closing price of our ADSs as reported on Nasdaq on June 6, 2014). We intend to use the net proceeds from the sale of ADSs for general corporate purposes, which may include potential mergers and acquisitions and other general corporate purposes, including working capital and capital expenditures.

We will not receive any proceeds from the sale of any ADSs sold by the selling shareholders.

SELLING SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our shares outstanding by each selling shareholder (i) immediately prior to this offering, (ii) immediately following the offering, assuming no exercise of the underwriters’ option to purchase additional shares and (iii) immediately following the offering, assuming the underwriters’ option is exercised in full.

The calculations in the table below are based on 28,578,646 class A shares and 23,627,030 class B shares outstanding as of June 6, 2014, which comprise our entire issued and outstanding share capital as of that date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Prior to this Offering						After this Offering (Assuming no Exercise of the Option to Purchase Additional Shares)					After this Offering (Assuming the Option to Purchase Additional Shares is Exercised in Full)
	Total Class A Shares	Total Class B Shares	Total % of Issued Class A Shares	Total % of Issued Class B Shares	Total % of Votes at General Meeting	Total number of Class B Shares being offered	Total Class A Shares	Total Class B Shares	Total % of Issued Class A Shares	Total % of Issued Class B Shares	Total % of Votes at General Meeting	Total Class A Shares	Total Class B Shares	Total % of Issued Class A Shares	Total % of Issued Class B Shares	Total % of Votes at General Meeting
Selling Shareholders
Antana International Corporation(1)	2,673,366	—	9.4	—	8.6	1,148,634	1,524,732	—	6.6	—	5.8	1,352,438	—	6.1	—	5.3
Palmway Holdings Limited(2)	1,395,403	—	4.9	—	4.5	739,130	656,273	—	2.8	—	2.5	545,403	—	2.5	—	2.1
Dargle International Limited(3)	924,637	—	3.2	—	3.0	397,277	527,360	—	2.3	—	2.0	467,768	—	2.1	—	1.8
Bralvo(4) Limited	924,637	—	3.2	—	3.0	397,277	527,360	—	2.3	—	2.0	467,768	—	2.1	—	1.8
E1 Limited(5)	2,802,731	520,000	9.8	2.2	9.2	1,086,957	2,235,774	—	9.7	—	8.5	2,072,731		9.3	—	8.1
Mail.ru Group Limited(6)	5,419,825	—	19.0	—	17.5	2,210,725	3,209,100	—	13.9	—	12.2	2,877,491	—	12.9	—	11.3

(1)	Each of Andrey Romanenko and Nikolay Romanenko is the owner of 50% of shares of Antana International Corporation and, accordingly, shares voting and dispositive power over our shares held by such entity. The address of such entity is Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands.
(2)	Andrei Muravyev is the owner of 100% of shares of Palmway Holdings Limited and accordingly, holds voting and dispositive power over our shares held by such entity. The address of such entity is 3rd floor, Geneva Place, Waterfront Drive, P.O. Box 3175, Road Town, Tortola, British Virgin Islands.
(3)	Igor Mikhaylov is the owner of 100% of shares of Dargle International Limited and, accordingly, holds voting and dispositive power over our shares held by such entity. The address of such entity is P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands.
(4)	Sergei Fedyushchenko is the owner of 100% of shares of Bralvo Limited and, accordingly, holds voting and dispositive power over our shares held by such entity. The address of such entity is P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands.
(5)	Boris Kim is the owner of 39.03% and Gennady Babkin is the owner of 38.7% of the shares of E1 Limited. Accordingly, these individuals share voting and dispositive power over our shares held by such entity. The address of such entity is Diagoras 4, Kermia Building, 6th floor, office 601-602, Nicosia, Cyprus, 1510.
(6)	Mail.ru Group Limited is a public company the global depositary receipts of which are listed on the London Stock Exchange. The board of directors of the company, which consists of 10 individuals, oversees the investment decisions of the company and, accordingly, may be deemed to have voting and dispositive power. In addition, according to public sources, Mr. Alisher Usmanov, a beneficial shareholder of Mail.ru Group, holds 58.1% voting control over Mail.Ru Group Limited as of March 2013. The address of such entity is Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

MARKET FOR AMERICAN DEPOSITARY SHARES AND DIVIDEND POLICY

Price Range of ADSs

Our ADSs, each representing one class B share, have been listed on the Nasdaq since May 3, 2013 and have been admitted to trading on MICEX since May 20, 2013, under the symbol “QIWI.” However, our ADSs were not offered for trading on MICEX until October 10, 2013. Prior to that time, there was no public market for our ADSs or our ordinary shares. The following table sets forth for the periods indicated the high and low sales price per ADS as reported on Nasdaq:

	High	Low
	(in U.S.$)
Year
2013 (from May 3)	59.24	14.50
Quarter
2013:
Second Quarter (from May 3)	25.05	23.20
Third Quarter	36.00	21.88
Fourth Quarter	59.24	32.08
2014:
First Quarter	57.10	30.32
Second Quarter (through June 6)	46.37	26.14
Most recent six months
2013:
December	59.24	44.36
2014:
January	56.37	35.56
February	49.29	32.70
March	43.58	30.32
April	38.18	26.14
May	46.37	27.84

The following table sets forth for the periods indicated the high and low sales price per ADS as reported on MICEX:

	High	Low
	(in RUB)
Quarter
2013:
Fourth Quarter (from October 10)	2000.00	1302.00
2014:
First Quarter	1947.00	1149.00
Second Quarter (through June 6)	1584.10	1004.20
Most recent six months
2013:
December	2000.00	1634.00
2014:
January	1935.00	1250.20
February	1735.90	1210.00
March	1545.00	1144.80
April	1336.00	1039.60
May	1574.10	1044.5

The closing price for our ADSs on the Nasdaq on June 6, 2014 was US$43.99 per ADS and on MICEX was RUB1574.10 per ADS.

Dividend Policy

We have historically paid dividends and, while we have not adopted a formal dividend policy, we currently expect that we will continue to do so from time to time in the future. Any future determination regarding the payment of a dividend will depend on a range of factors, including the availability of distributable profits, our liquidity and financial position, our future growth initiatives and strategic plans, including possible acquisitions, restrictions imposed by our financing arrangements, tax considerations and other relevant factors. The payment of all future dividends, if any, must be recommended by our board of directors, at its sole discretion, and, in relation to year-end dividends, may be subject to shareholder approval in accordance with our articles of association. Under Cyprus law, we are not allowed to make distributions if the distribution would reduce our shareholders’ equity below the sum of the issued share capital, including any share premium, and the reserves which we must maintain under Cyprus law and our articles of association.

As a holding company, the level of our income and our ability to pay dividends depend primarily upon the receipt of dividends and other distributions from our subsidiaries. The payment of dividends by our subsidiaries is contingent upon the sufficiency of their earnings, cash flows, regulatory capital requirements, and distributable profits.

To the extent that we declare and pay dividends, holders of ADSs on the relevant record date will be entitled to receive dividends payable in respect of class B shares underlying the ADSs, subject to the deposit agreement. Cash dividends may be paid to the depositary in any currency and, except as otherwise described under “Description of American Depositary Shares,” will be converted into U.S. dollars by the depositary and paid to holders of ADSs net of applicable fees and charges of, and expenses incurred by, the depositary and net of taxes withheld.

DESCRIPTION OF SHARE CAPITAL

We were incorporated as a private company limited by shares and registered in Cyprus on February 26, 2007 under the name OE Investments Limited pursuant to a certificate of incorporation issued by the Office of the Registrar of Companies in Cyprus, and have conducted business since that date. Our shareholders resolved by a special resolution on August 5, 2010 to change our name to Qiwi Limited. The formal registration with the Registrar of Companies in Cyprus occurred on September 13, 2010. The principal legislation under which we operate, and under which class A and class B shares are created, is the Companies Law, Cap. 113 of Cyprus (as amended), or the Company Law. Our shareholders further resolved by a special resolution on December 31, 2012 to convert our company into a public limited company and to change our name to QIWI plc. Formal registration with the Registrar of Companies in Cyprus occurred on February 25, 2013.

We describe below our share capital, the material provisions of our memorandum and articles of association in effect on the date of this prospectus and certain requirements of Cypriot law. This description, however, is not complete and is qualified in its entirety by reference to our memorandum and articles of association and any applicable Cypriot law. References in this section to “we”, “us” and “our” refer to QIWI plc only.

Our articles of association were approved by a general meeting of our shareholders on December 31, 2012. Our management bodies are the general meetings of shareholders and our board of directors.

	Authorized		Issued
Class of Shares	Number	Nominal Amount	Number	Nominal Amount
Class A Shares	146,078,646	€0.0005	28,578,646	€0.0005
Class B Shares	84,771,354	€0.0005	23,627,030	€0.0005

Objects

Our objects are set forth in full in Regulation 3 of our memorandum of association.

Exemptions From Nasdaq Corporate Governance Requirements

The Nasdaq Marketplace Rules, or the Nasdaq Rules, provide that foreign private issuers may follow home country practice in lieu of the corporate governance requirements of the Nasdaq Stock Market LLC, subject to certain exceptions and requirements and except to the extent that such exemptions would be contrary to U.S. federal securities laws and regulations. The significant differences between our corporate governance practices and those followed by U.S. companies under the Nasdaq Listing Rules are summarized as follows:

•	We follow home country practice that permits our board of directors to consist of less than a majority of independent directors, in lieu of complying with Rule 5605(b)(1) of the Nasdaq Rules that requires that the board of directors consist of a majority of independent directors. Currently, three members of our board of directors that comprises twelve members are independent with the meaning of the Nasdaq Listing Rules.

•	We follow home country practice that permits our board of directors not to implement a nominations committee or for directors to be nominated by a majority of our independent directors, in lieu of complying with Rule 5605(e) of the Nasdaq Rules that requires the implementation of a nominations committee or the nomination of directors by a majority of the independent directors. Subject to the rights of shareholders under Cyprus law to nominate directors to our board, the methodology by which directors are nominated to our board is as set forth in “¯Board of Directors¯Appointment of Directors.”

•	We follow home country practice that permits us not to hold regular executive sessions where only independent directors are present, in lieu of complying with Rule 5605(b)(2) of the Nasdaq Rules that requires that regular executive sessions are held where only independent directors are present. We do not hold regular executive sessions.

•	We follow home country practice that permits our compensation committee to not consist entirely of independent directors, in lieu of complying with Rule 5605(d)(1) of the Nasdaq Rules that requires that the board of directors have a compensation committee consisting of entirely independent directors. In accordance with Cypriot law, following the election of our board of directors at our annual general meeting on June 2, 2014, the previous committees of the board of directors were dissolved. We intend to reconstitute our compensation committee at the next meeting of our board of directors. However, we expect such compensation committee will not consist of entirely independent directors as defined under Nasdaq Rules, although no current or former executive officer will serve on such committee. In addition, although our compensation committee charter provides that the compensation committee may, in its sole discretion, retain a compensation consultant, our compensation committee charter does not include all enumerated matters concerning retention of compensation consultants as set forth in Rule 5605(d)(3) of the Nasdaq Rules.

•	Our board of directors has not made any determination with respect to the Company’s intention to follow Rule 5635 of the Nasdaq Rules, relating to matters requiring shareholder approval. Cypriot law and our articles of association permit us to take action without shareholder approval in many instances where Rule 5635 would require us to seek shareholder approval. In particular, Cypriot law and our articles of association permit us, with approval of our board of directors and without shareholder approval, to take the following actions:

•	Acquiring the stock or assets of another company, where such acquisition results in the issuance of 20% or more of our outstanding share capital or voting power, in contrast to Rule 5635(a) of the Nasdaq Rules, which would require shareholder approval in order to enter into such acquisition.

•	Entering into any transaction which may result in a person, or group of persons acting together, holding more than 20% of our outstanding share capital or voting power. Such transactions may be considered a change of control under Rule 5635(b) of the Nasdaq Rules, requiring shareholder approval. Notwithstanding the above, Cypriot law would not permit us to enter into any reorganization, merger or consolidation without shareholder approval.

•	Establishing or materially amending any equity compensation arrangement, in contrast to Rule 5635(c), which would require shareholder approval in order to establish or materially amend such arrangements.

•	Entering into any transaction other than a public offering involving the sale, issuance or potential issuance by the company of shares (or securities convertible into or exercisable for shares) equal to 20% or more of the outstanding share capital of the Company or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock, in contrast to Rule 5635(d), which would require shareholder approval for such issuance of shares (or securities convertible into or exercisable for shares).

Please see also “—Rights Attaching to Shares—Issue of Shares and Pre-emptive Rights” for restrictions on the issuance of shares.

We are not permitted to opt out of the requirement that we maintain an audit committee that consists entirely of independent directors and we currently comply with Rule 5605(c) of the Nasdaq Rules with respect to audit committee composition and practices.

Shareholders’ General Meetings

Share Capital

Our share capital is divided into two classes of shares: class A shares, each of which carries ten votes at shareholders’ general meetings, and class B shares, each of which carries one vote.

Convening Shareholders’ Meetings

The shareholders’ general meeting is our supreme governing body. An annual general meeting must be held not more than 15 months after the prior annual general meeting, with at least one annual general meeting held in each calendar year.

Our board of directors, at its discretion, may convene an extraordinary general meeting. Extraordinary general meetings must also be convened by the board of directors at the request of shareholders holding in aggregate at the date of the deposit of the requisition either (a) not less than 10% of our outstanding share capital or (b) not less than 10% of the voting rights attached to our issued shares, or, in case the board of directors fails to do so within twenty one days from the date of the deposit of the requisition notice, such requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them may themselves convene an extraordinary general meeting, but any meeting so convened by the shareholders themselves may not be held after the expiration of three months from the date that is twenty-one days from the date of the deposit of the requisition notice.

The annual general meeting and a shareholders’ general meeting called for a matter for which Cypriot law requires a special resolution, which means a resolution passed by a majority of not less than 75% of the voting rights attached to our issued shares present and voting at a duly convened and quorate general meeting, must be called with no less than 45 days’ written notice or such longer notice as is required by the Companies Law (not counting the day in which it was dispatched and the date in which it was received). Other shareholders’ general meetings must be called by no less than 30 days’ written notice. A notice convening a shareholders’ general meeting must be sent to each of the shareholders, provided that the accidental failure to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice will invalidate the proceedings at that meeting to which such notice refers in the event that a shareholder holding not less than 5% of our outstanding share capital is not in attendance at that general meeting as a result of the accidental failure to give notice or non-receipt thereof. All shareholders are entitled to attend the shareholders’ general meeting or be represented by a proxy authorized in writing.

The agenda of the shareholders’ general meeting is determined by our board of directors or by whoever else is calling the meeting. The quorum for a shareholders’ general meeting will consist of shareholders representing 50.01% of the voting rights attached to our issued shares present in person or by proxy.

Voting

Matters determined at shareholders’ general meetings require an ordinary resolution, which requires a simple majority of the votes cast at any particular general meeting duly convened and quorate, unless our articles of association and the Companies Law specify differently. It is within the powers of the shareholders to have a resolution executed in writing by all shareholders and in such event no meeting needs to take place or notice to be given.

Reserved Matters

Our articles of association provide for special majorities for resolutions concerning, among other things, the following matters (for so long as class A shares are in issue and outstanding): (i) any variance to the rights attached to any class of shares requires approval of the holders of 75% of the shares of the affected class as well as a special resolution of the general meeting; and (ii) approval of the total number of shares and classes of shares to be reserved for issuance under any of our or our subsidiaries’ employee stock option plan or any other equity-based incentive compensation program requires approval of a majority of not less than 75% of the voting rights attached to all issued shares present and voting at a duly convened and quorate general meeting.

Board of Directors

Appointment of Directors

Our articles of association provide that we may have up to twelve directors, including not less than three independent directors. We refer to all directors that are not independent directors as elected directors. Elected directors shall not be more than nine. As a foreign private issuer, we have elected to follow Cyprus corporate governance practices, which, unlike the applicable Nasdaq requirements for domestic issuers, do not require the majority of directors to be independent.

Any shareholder or group of shareholders is entitled to nominate one or more individuals for election (or re-election) to our board of directors not less than 30 days prior to any general meeting at which all the elected directors are scheduled to be appointed.

Except as set out below, the elected directors are appointed by shareholder weighted voting, under which each shareholder has the right to cast among one or more nominees as many votes as the voting rights attached to its shares multiplied by a number equal to the number of elected directors to be appointed. As long as each of our class A shareholders, including our founding shareholders as well as Mail.ru, and Mitsui, alone, continues to hold 10.01% of the voting rights attached to our issued shares, under the shareholder weighted voting methodology set out in our articles of association for appointment of the board it effectively will have the right to appoint at least one director to serve on our board of directors. Elected directors are appointed as follows: (1) initially—until the first annual general meeting after December 31, 2013; (2) all the elected directors shall retire from office at each annual general meeting in every subsequent year following December 31, 2013; (3) all retiring elected directors shall be eligible for re-election; and (4) the vacated position may be filled at the meeting at which the elected directors retire by electing another individual nominated to the office of elected director by any shareholder or group of shareholders by serving a notice at least 30 days prior to such general meeting, and in default the retiring elected director shall, if offering himself for re-election, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated position or unless a resolution for the re-election of such elected director shall have been put to the meeting and not adopted. The independent directors are nominated by the board, a shareholder or group of shareholders. At any time after the appointment of the elected directors, any director may request the board to screen the elected directors for compliance with independence criteria within the meaning of the rules of the exchange. If the board determines that any elected director meets this criteria, such elected director shall be re-classified as an independent director. All independent directors are appointed by shareholder weighted voting in the same manner as voting for elected directors. The independent directors will be appointed as follows: (1) initially—until the first annual general meeting after December 31, 2013; (2) all the independent directors shall retire from office at each annual general meeting in every subsequent year following December 31, 2013; (3) all retiring independent directors shall be eligible for re-election; and (4) the vacated position may be filled at the meeting at which the independent directors retire by electing another individual nominated by any of the board, a shareholder or a group of shareholders, and in default the retiring independent director shall, if offering himself for re-election and if he has been so nominated by the board, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated position or unless a resolution for the re-election of such independent director shall have been put to the meeting and not adopted.

In the event that the entire board of directors is terminated by a shareholder or a group of shareholders representing at least 10.01% of the voting rights attached to our issued shares, the remaining directors will remain in office only to summon a general meeting for purposes of (1) terminating the entire board pursuant to a request of the requesting members and (2) appointing new elected directors, and new independent directors. If, for any reason, the number of directors falls below the number fixed by the articles of association as the necessary quorum for board meetings and the vacant positions are not filled as per the above procedure within 21 days, the remaining board may remain in office only to convene a general meeting, at which all directors must retire and new directors will be appointed as provided above.

Our board of directors can elect a chairman by an absolute majority of votes of all the directors provided that an affirmative vote of at least one independent director is received (for so long as class A shares are in issue and are outstanding).

Removal of Directors

Under Cyprus law, notwithstanding any provision in our articles of association, a director may be removed by an ordinary resolution of the general shareholders’ meeting, which must be convened with at least 28 days’ notice (under our articles of association at least thirty days’ notice is required). A director may be removed from office automatically if, among other things, the director (a) becomes bankrupt or makes any arrangement or composition with his or her creditors generally; or (b) becomes permanently incapable of performing his or her duties due to mental or physical illness or due to his or her death. If our board of directors exercises its right to appoint a director to fill in a vacancy on the board created during the term of a director’s appointment as provided in our articles of association, shareholders holding 10.01% of the voting rights attached to our issued shares may terminate the appointment of the entire board of directors. See also “—Appointment of Directors.”

Powers of the Board of Directors

Our board of directors has been granted authority to manage our business affairs and has the authority to decide, among other things, on the following:

(a)	approval of strategy, annual budget and business plan for the group;

(b)	approval of certain transactions, including material transactions (as defined in our articles of association), borrowings as well as transactions involving sale or disposition of any interest in any group company (other than QIWI plc) or all or substantially all of the assets of any group company;

(c)	any group company’s exit from or closing of a business or business segment, or a down-sizing, reduction in force or streamlining of any operation over certain thresholds as set out in our articles of association;

(d)	any merger, consolidation, amalgamation, conversion, reorganization, scheme of arrangement, dissolution or liquidation involving any group company (other than ourselves);

(e)	entry into any agreement or transaction with a related party except for: (1) transactions in the ordinary course of business (as defined in our articles of association) on an arm’s length basis, (2) intra-group transactions, (3) transactions at a price less than U.S.$50,000 (if the price can be determined at the time the transaction is entered into);

(f)	issuance and allotment of shares by us for consideration other than cash; and

(g)	adoption of any employee stock option plan or any other equity-based incentive compensation program for our group (subject to a general meeting approving the total number of shares and classes of shares to be reserved for issuance under any such program).

Our board of directors may exercise all the powers of the Company to borrow or raise money.

Proceedings of the Board of Directors

Our board of directors meets at such times and in such manner as the directors determine to be necessary or desirable. Meetings are held in Cyprus. For as long as any class A shares are issued and outstanding, the quorum necessary for a meeting of our board of directors to be validly convened is a simple majority of the directors.

A resolution at a duly constituted meeting of our board of directors is approved by an absolute majority of votes of all the directors unless a higher majority and/or affirmative vote of any independent directors is required on a particular matter. The chairman does not have a second or casting vote in case of a tie. A resolution consented to in writing will be as valid as if it had been passed at a meeting of our board of directors when signed by all the directors. A resolution consented to in writing must be approved and executed by all the directors.

Subject to tax residency matters, the directors may participate in any meetings of the board of directors or any duly authorized committee telephonically. Such participation shall be treated the same as if the director were physically present at such meeting and appropriate minutes shall be prepared.

Chief Executive Officer

Our board of directors may by an absolute majority of votes of all the directors appoint a director to be our chief executive officer to be in charge and responsible for all day-to-day affairs of our group. Our chief executive officer is to be appointed for such period and on such terms as our board of directors thinks fit, and, subject to the terms of any agreement entered into in any particular case, his appointment may be terminated by our board of directors at any time. The term of appointment for our chief executive officer is until the first meeting of the board appointed after December 31, 2014. Any subsequent term of appointment shall be for a period from the date of his appointment until the first meeting of the board on the second year after the date of his appointment.

Rights Attaching to Shares

Voting rights. Each class A share has the right to ten votes at a meeting of our shareholders; and each class B share has the right to one vote at a meeting of our shareholders.

Issue of shares and pre-emptive rights. Subject to the Companies Law and our articles of association, already authorized but not yet issued shares are at the disposal of our board of directors, which may allot or otherwise dispose of any unissued shares as it may decide. All new shares and/or other securities giving right to the purchase of our shares or which are convertible into our shares must be offered before their issue to our shareholders on a pro-rata basis. If the new securities are of the same class as existing shares, the offer must first be made on a pro rata basis to the shareholders of the relevant class and, if any such new securities are not taken up by those shareholders, an offer to purchase the excess will be made to all other shareholders on a pro rata basis (provided that such pre-emption rights have not been disapplied). Our shareholders have authorized the disapplication of the right of pre-emption set out above for a period of five years from the date of the completion of our initial public offering in connection with the issue of up to an additional 52,000,000 class B shares, including in the form of ADSs.

Conversion. At the irrevocable request of any class A shareholder, all or part of the class A shares held by such shareholder will convert into class B shares, on the basis that each class A share shall convert into one class B share, and the class B shares resulting from such conversion shall rank pari passu in all respects with the existing class B shares in issue.

In addition, class A shares will be automatically converted into class B shares, on a one-to-one basis, in the following circumstances: (1) all class A shares which are transferred by the holder, except in circumstances permitted under our articles of association, shall, immediately upon such transfer, be automatically converted into class B shares; (2) all class A shares held by a shareholder will be automatically converted into class B shares on the occurrence of a change of control (as defined in our articles of association) of the class A shareholder; and (3) all class A shares will be automatically converted into class B shares in the event that the aggregate number of class A shares constitute less than 10% of the aggregate number of class A and class B shares outstanding.

Class A shares will not convert into class B shares where: (1) the transfer is to one or more of the transferor’s wholly-owned or 10% or more of the total number of class A shares in issue are transferred as a single transaction or a series of related transactions by a shareholder (or a group of shareholders).

Dividends. So long as class A shares have been issued and are outstanding and subject to the relevant provisions of the Companies Law, Cap. 113, the board of directors may declare final and/or interim dividends, but no dividend will be paid except out of our profits. Our board of directors may set aside out of our profits such sums as it thinks proper as a reserve. The board of directors may also, without establishing a reserve, carry forward to the next year any profits it may think prudent not to distribute as a dividend. The class A shares and the class B shares have the right to an equal share in any dividend or other distribution we pay. We have historically paid dividends in the past and currently expect that we will continue to do so from time to time in the future.

Winding Up. If our company is wound up, the liquidator may, upon a special resolution and any other procedure prescribed by the Companies Law, (i) divide all or part of our assets among the shareholders; and (ii) vest the whole or any part of such assets in trustees for the benefit of the contributories as the liquidator shall think fit, but so that no shareholder is compelled to accept any shares or other securities with any attached liability.

Form and transfer of shares. The instrument of transfer of any share must be executed by or on behalf of the transferor and the transferee, and the transferor will be deemed to be the holder of the share until the name of the transferee is entered into the register of shareholders. Except as set out above and in our articles of association, shareholders are entitled to transfer all or any of their shares by instrument of transfer in any usual or common form or in any other form, including electronic form, which the directors may approve.

There is no limitation under Cypriot law or our articles of association on the right of non-Cypriot residents or nationals to own or vote our shares.

Relevant Provisions of Cypriot law

The liability of our shareholders is limited. Under the Companies Law, a shareholder of a company is not personally liable for the acts of the company, except that a shareholder may become personally liable by reason of his or her own acts.

As of the date hereof, Cypriot law does not contain any requirement for a mandatory offer to be made by a person acquiring shares or depositary receipts of a Cypriot company even if such an acquisition confers on such person control over us if neither the shares nor depositary receipts are listed on a regulated market in the EEA. Neither our shares nor depositary receipts are listed on a regulated market in the EEA.

The Companies Law contains provisions in respect of squeeze-out rights. The effect of these provisions is that, where a company makes a takeover bid for all the shares or for the whole of any class of shares of another company, and the offer is accepted by the holders of 90% of the shares concerned, the offeror can upon the same terms acquire the shares of shareholders who have not accepted the offer, unless such persons can persuade the Cypriot courts not to permit the acquisition. If the offeror company already holds more than 10%, in value of the shares concerned, additional requirements need to be met before the minority can be squeezed out. If the company making the takeover bid acquires sufficient shares to aggregate, together with those which it already holds, more than 90%, then, within one month of the date of the transfer which gives the 90%, it must give notice of the fact to the remaining shareholders and such shareholders may, within three months of the notice, require the bidder to acquire their shares and the bidder shall be bound to do so upon the same terms as in the offer or as may be agreed between them or upon such terms as the court may order.

Material Differences in Cyprus Law and our Amended and Restated Articles of Association and Delaware Law

Our corporate affairs are governed by our memorandum and articles of association and the provisions of applicable Cyprus law, including the Companies Law and common law. The Companies Law differs from laws applicable to U.S. corporations and their shareholders. The following table provides a comparison between certain statutory provisions of the Companies Law (together with the provisions of our articles of association) and the Delaware General Corporation Law relating to shareholders’ rights.

Cyprus	Delaware
Shareholder Meetings

May be held at such time or place as specified in the relevant notice given in accordance with the Companies Law and articles of association by the board of directors if a general meeting is called by the board or by shareholders if called by such shareholders in accordance with the Companies Law.	Annual shareholder meetings are typically held at such time or place as designated in the certificate of incorporation or the bylaws. A special meeting of shareholders may be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws.

May be held inside or outside Cyprus.	May be held inside or outside Delaware.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.	Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Shareholder’s Voting Rights

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

The articles of association shall specify the number of the shareholders to constitute a quorum. Further to the Companies Law, three members personally present shall be a quorum unless the articles of association of the company do not make other provision to this effect. Further to our articles of association the quorum shall be 50.01% of the voting rights attached to our issued shares present and voting in person or by proxy at a duly convened general meeting.	The certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification, the majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders.

When the share capital is divided into different classes of shares separate voting takes place for each class of shares the rights of which are effected by the change. In accordance with the Companies Law, the decision is passed by a majority of two thirds of the votes corresponding either to the represented securities or to the represented issued share capital if less than half of the issued share capital is represented and a simple majority of at least half of the issued share capital is represented. Under our articles of association, the decision is passed by a resolution of seventy five per cent vote of the holders of the shares of the relevant class, with the sanction of a special resolution of a general meeting of our shareholders.	Generally, a certificate of incorporation may be amended by the approval of shareholders holding a majority of the outstanding shares entitled to vote on the amendment. Shareholders generally have the right to amend the corporation’s bylaws, but the certificate of incorporation may instead confer this right on the directors of the corporation. Except as provided in the certificate of incorporation, changes in the rights of shareholders as set forth in the certificate of incorporation require approval of a majority of its shareholders.

The articles of association may explicitly provide for cumulative voting.	The certificate of incorporation may explicitly provide for cumulative voting.

Cyprus	Delaware
Directors

Board must consist of at least two members.	Board must consist of at least one member.

Under the articles of association, the board shall consist of up to twelve directors. A change in the number of directors shall be determined by the general meeting of the shareholders.	Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

Directors can be appointed by either a vote at the general meeting of shareholders or the board of directors. Our articles of association provide for a specific procedure of electing directors.	Unless otherwise specified in the certificate of incorporation or bylaws, directors are elected by a plurality of the votes of the shares entitled to vote on the election of directors.

Directors can be removed by an ordinary resolution at the general meeting of shareholders. In addition, our articles of association provide that if the board of directors exercises its right to appoint a director to fill a vacancy on the board, members representing 10.01% of the voting rights attached to our issued shares may, subject to following a specific procedure, terminate the appointment of the board.	Barring certain exceptions, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority, or in some cases the supermajority, of the shares entitled to vote at an election of directors.

As a foreign private issuer, we have elected to follow Cyprus corporate governance practices, which, unlike the applicable Nasdaq requirements for domestic issuers, do not require the majority of directors to be independent. Under the Companies Law, directors do not have to be independent. Pursuant to the articles of association, the board shall contain not less than three independent directors.	Directors do not have to be independent.

Fiduciary Duties

Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the company.	Directors have a duty of care and a duty of loyalty to the corporation and its shareholders. The duty of care requires that a director act in good faith, with the care of a prudent person, and in the best interest of the corporation. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation.

Cyprus	Delaware
Fiduciary Duties

Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits.	Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits, and ensure that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director or officer and not shared by the shareholders generally. Contracts or transactions in which one or more of the corporation’s directors has an interest are allowed assuming (a) the shareholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved.

Under the Companies Law, the directors have to declare the nature of their interest (either direct or indirect) in transactions at a meeting of the directors of the company. Under our articles of association, directors may not vote on a matter in which they have an interest even if the director has disclosed any interests in the transaction.	Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction

Actions by Written Consent

A unanimous written resolution of all directors will be as valid as if it had been passed at a duly convened meeting of the board of directors.	A unanimous written resolution of all directors will be as valid as if it had been passed at a duly convened meeting of the board of directors.

A unanimous written resolution of all shareholders will be as valid as if it had been passed at a duly convened general meeting.	Unless otherwise provided in the certificate of incorporation, any action to be taken at any shareholder meeting may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted.

Business Combinations

Dissolution of the company, assuming it is solvent, requires a resolution of the board of directors and a special resolution at the general meeting of shareholders.	Completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

Sale, lease or exchange of assets require a resolution of the board of directors.	Business combinations with interested shareholders require a special shareholder vote.

Cyprus	Delaware
Business Combinations

Completion of a merger or consolidation requires a resolution of the board of directors and a special resolution at the general meeting of shareholders.

Depending on the form of combination it requires a board resolution in which the directors related to interested shareholders have no right to vote and/or a special resolution at the general meeting of shareholders at which the interested shareholders would not be precluded from voting.

Shareholders’ Derivative Actions

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the relevant transaction or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.	A shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the relevant transaction or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

The complaint shall set forth with particularity the efforts of the plaintiff to obtain action by the board or the reasons for not making such effort.

Such action shall not be dismissed or compromised without the approval of the Chancery Court.

If we were a Delaware corporation, a shareholder whose shares were cancelled in connection with our dissolution would not be able to bring a derivative action against us after the class B shares had been cancelled.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, or ADSs. Each ADS will represent one class B share (or a right to receive one class B share) deposited with the principal London office of The Bank of New York Mellon, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The depository’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

You may hold your ADSs indirectly, as described above, through a broker or other securities intermediary that is a participant in (i) DTC, the U.S. book-entry settlement system, (ii) Euroclear Bank S.A./N.V., also referred to as Euroclear, or Clearstream Banking, société anonyme, also referred to as Clearstream, the European book-entry settlement systems, or (iii) the National Settlement Depositary, also referred to as NSD, the Russian book-entry settlement system. All indirectly held ADSs will be registered in the name of a nominee of DTC. Euroclear and Clearstream hold securities entitlements in securities through participants in DTC, and NSD holds securities entitlements in securities through a participant in Euroclear.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cyprus law governs shareholder rights. The depositary will be the holder of class B shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement which has been filed as an exhibit to the registration statement of which this prospectus forms a part, and the form of ADR, attached thereto. Directions on how to obtain copies of those documents are provided on page “Where You Can Find More Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on class B shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on class B shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of class B shares your ADSs represent.

•

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the class B shares underlying the ADSs into U.S. dollars, if it can do so on a reasonable basis and can transfer the

U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Distribution of Class B Shares. The depositary may distribute additional ADSs representing any class B shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will try to sell class B shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new class B shares. The depositary may sell a portion of the distributed class B shares sufficient to pay its fees and expenses in connection with that distribution.

•	Rights to Purchase Additional Class B Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the class B shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by class B shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, class B shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our class B shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit class B shares or evidence of rights to receive class B shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the class B shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary to vote the number of deposited class B shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders must instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

Otherwise, you would not be able to exercise your right to vote unless you withdraw class B shares. However, you may not know about the meeting enough in advance to withdraw class B shares.

The depositary will try, as far as practical, subject to the laws of Cyprus and of our articles of association or similar documents, to vote or to have its agents vote class B shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your class B shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing class B shares or ADS holders must pay:	For:
U.S.$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•   Issuance of ADSs, including issuances resulting from a distribution of class B shares or rights or other property • Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

U.S.$0.05 (or less) per ADS	• Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been class B shares and the class B shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

U.S.$0.05 (or less) per ADSs per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of class B shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw class B shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

• converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing class B shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-based services until its fees for these services are paid.

From time to time, the depositary may make payments to us to reimburse and/or class B share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our class B shares	The cash, class B shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

• Reclassify, split up or consolidate any of the deposited securities	The depositary may distribute some or all of the cash, class B shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

• Distribute securities on class B shares that are not distributed to you

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 90 days prior to the written notice of such removal. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver class B shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary shall be discharged from all obligations under the deposit agreement, except to account for the net proceeds of such sale and other cash (after deducting fees and expenses and applicable taxes and governmental charges). The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations, as well as those of our directors, officers, employees, agents and affiliates, and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of class B shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any class B shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive Class B Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying class B shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of class B shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our class B shares.

•	When you owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of class B shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying class B shares. This is called a pre-release of the ADSs. The depositary may also deliver class B shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying class B shares are delivered to the depositary. The depositary may receive ADSs instead of class B shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns class B shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; (3) the depositary must be able to close out the pre-release on not more than five business days’ notice and (4) the pre-release is subject to such further indemnities and credit regulations as the depositary deems appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement shall not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office any reports, notices and other communications, including any proxy soliciting material that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Trading on Nasdaq and MICEX

If an investor sells or buys ADSs on Nasdaq, it will generally be required to receive ADSs in, or deliver ADSs from, a DTC participant account in order to settle that trade. If an investor sells or buys ADSs on MICEX, it will be required to receive ADSs in, or deliver ADSs from, an NSD participant account, as the case may be, in order to settle that trade. ADSs generally can be moved between participant accounts in DTC, Euroclear/Clearstream or NSD as required to settle trades or to facilitate holding ADSs with a broker or securities intermediatry preferred by the beneficial owner.

UNDERWRITING

Our selling shareholders are offering the American depositary shares described in this prospectus through a number of underwriters. Credit Suisse Securities (USA) LLC and VTB Capital plc are acting as joint book-running managers of the offering and Credit Suisse Securities (USA) LLC is acting as representative of the underwriters. We and the selling shareholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling shareholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table:

Underwriter	Number of ADSs
Credit Suisse Securities (USA) LLC
VTB Capital plc
William Blair & Company, L.L.C.
Atonline Limited

Total	7,973,330

All sales of our ADSs in the United States will be made by U.S. registered broker-dealers. Neither VTB Capital plc nor Atonline Limited is a U.S. registered broker-dealer. VTB Capital plc will sell our ADSs in the United States through its U.S. registered broker-dealer, VTB Capital Inc.

The underwriters are committed to purchase all ADSs offered by the selling shareholders pursuant to the underwriting agreement, if they purchase any ADSs. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of U.S.$ per ADS. After the public offering of the ADSs, the public offering price and other selling terms may be changed by the underwriters. Sales of ADSs made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,196,000 additional ADSs from us and the selling shareholders. For information concerning the selling shareholders who have granted this option to the underwriters, see “Principal and Selling Shareholders.” To the extent this option is exercised for a number of ADSs less than the full amount of the option, selling shareholders who will provide ADSs to be sold pursuant to this option will provide such ADSs proportionally. The underwriters have 30 days from the date of this prospectus to exercise this option. If any ADSs are purchased with this option, the underwriters will purchase ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

The underwriting fee is equal to the public offering price per ADS less the amount paid by the underwriters to the selling shareholders per ADS. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

	Paid by Us		Paid by Selling Shareholders		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise	No Exercise	Full Exercise
Per ADS	$	$	$	$	$	$
Total	$	$	$	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, including selling shareholder expenses payable by us, but excluding the underwriting discounts and commissions, will be approximately U.S.$1.0 million, which includes an amount not to exceed U.S.$15,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

For a period of 60 days after the date of this prospectus, we, and each of our directors and officers, each of the selling shareholders and certain other shareholders, together holding 92.6% of our Class A Shares and 0% of our Class B Shares, have agreed that, subject to certain customary exceptions, we and they will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or (in the case of the Company) file with the Commission a registration statement under the Securities Act relating to, any of our ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, including ADSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, without the prior written consent of Credit Suisse Securities (USA) LLC.

We and the selling shareholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933.

Our ADSs are listed on Nasdaq and are admitted to trading on MICEX under the symbol “QIWI.”

In connection with this offering, the underwriters may engage in stabilizing transactions on Nasdaq, which involves making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of ADSs while this offering is in progress. These stabilizing transactions may include making short sales of ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which the underwriters may purchase ADSs through their option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if the representative of the underwriters purchases ADSs in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those ADSs as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, (including pursuant to the debt refinancing) financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us, the selling shareholders or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities referred to by this prospectus in any jurisdiction in which such an offer or solicitation is unlawful.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus or taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us, the selling shareholders, or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

France

This offering document has not been prepared in the context of a public offering of securities in France (offre au public) within the meaning of Article L.411-1 of the French Code monétaire et financier and Articles 211-1 et seq. of the Autorité des marches financiers (AMF) regulations and has therefore not been submitted to the AMF for prior approval or otherwise, and no prospectus has been prepared in relation to the securities.

The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France, and neither this offering document nor any other offering material relating to the securities has been distributed or caused to be distributed or will be distributed or caused to be distributed to the public in France, except only to persons licensed to provide the investment service of portfolio management for the account of third parties and/or to “qualified investors” (as defined in Article L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier) and/or to a limited circle of investors (as defined in Article L.411-2 and D.411-4 of the French Code monétaire et financier) on the condition that no such offering document nor any other offering material relating to the securities shall be delivered by them to any person or reproduced (in whole or in part). Such “qualified investors” and the limited circle of investors referred to in Article L.411-2II2 are notified that they must act in that connection for their own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-3 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and, in particular, those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.412-1 and L.621-8 et seq. of the French Code monétaire et financier).

You are hereby notified that in connection with the purchase of these securities, you must act for your own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-3 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and, in particular, those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.411-2, L.412-1 and L.621-8 et seq. of the French Code monétaire et financier).

Hong Kong

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere, other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made under that Ordinance.

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Italy

The offering of the ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (CONSOB), in accordance with Italian securities legislation. Accordingly, the ADSs may not be offered or sold, and copies of this offering document or any other document relating to the ADSs may not be distributed in Italy except to Qualified Investors, as defined in Article 34-ter, sub – Section 1, paragraph b of CONSOB Regulation no. 11971 of May 14, 1999, as amended (the Issuers’ Regulation), or in any other circumstance where an express exemption to comply with public offering restrictions provided by Legislative Decree no. 58 of February 24, 1998 (the Consolidated Financial Act) or Issuers’ Regulation applies, including those provided for under Article 100 of the Finance Law and Article 34-ter of the Issuers’ Regulation; provided, however, that any such offer or sale of the ADSs or distribution of copies of this offering document or any other document relating to the ADSs in Italy must (i) be made in accordance with all applicable Italian laws and regulations; (ii) be conducted in accordance with any relevant limitations or procedural requirements that CONSOB may impose upon the offer or sale of the ADSs; and (iii) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Consolidated Financial Act and the relevant implementing regulations; or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Act, in each case acting in compliance with all applicable laws and regulations.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law). Accordingly, no resident of Japan may participate in the offering of the ADSs, and each underwriter has agreed that it will not offer or sell any ADSs, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

The offer or invitation which is the subject of this document is only allowed to be made to the persons set out herein. Moreover, this document is not a prospectus as defined in the Securities and Futures Act (Chapter 289) of Singapore (the “SFA”), and, accordingly, statutory liability under the SFA in relation to the content of the document will not apply.

As this document has not been and will not be lodged with or registered as a document by the Monetary Authority of Singapore, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person who is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA except:

(1)	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

By accepting this document, the recipient hereof represents and warrants that he or she is entitled to receive such report in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Spain

This offer of our ADSs has not been and will not be registered with the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores, or “CNMV”), and, therefore, none of our ADSs may be offered, sold or distributed in any manner, nor may any resale of the ADSs be carried out in Spain except in circumstances which do not constitute a public offer of securities in Spain or are exempted from the obligation to publish a prospectus, as set forth in Spanish Securities Market Act (Ley 24/1988, de 28 de julio, del Mercado de Valores) and Royal Decree 1310/2005, of 4 November, and other applicable regulations, as amended from time to time, or otherwise without complying with all legal and regulatory requirements in relation thereto. Neither the prospectus nor any offering or advertising materials relating to our ADSs have been or will be registered with the CNMV, and, therefore, they are not intended for the public offer of our ADSs in Spain.

Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland.

This document has been prepared without regard to the disclosure standards for issuance prospectuses under Article 652a or Article 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under Article 27 et seq. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, FINMA, and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (“UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE, including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the DFSA, a regulatory authority of the Dubai International Financial Centre (“DIFC”). This offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and Nasdaq Dubai Listing Rules, accordingly, or otherwise. The ADSs may not be offered to the public in the UAE and/or any of the free zones.

The ADSs may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

EXPENSES

We estimate the expenses in connection with the issuance and distribution of our ADSs in this offering, other than underwriting discounts and commissions, as follows:

SEC registration fees	U.S.$	50,000
Printing and engraving expenses		30,000
Legal fees and expenses		500,000
Accountants’ fees and expenses		200,000
Nasdaq fee		5,000
FINRA fee		58,000
Miscellaneous costs		200,000

Total	U.S.$	1,043,000

We will be responsible for the expenses of the offering listed above.

TAXATION

The following summary of the Cypriot tax, Russian tax and United States federal income tax consequences of ownership of the ADSs is based upon laws, regulations, decrees, rulings, income tax conventions (treaties), administrative practice and judicial decisions in effect at the date of this prospectus. Legislative, judicial or administrative changes or interpretations may, however, be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may be retroactive and could affect the tax consequences to holders of the ADSs. This summary does not purport to be a legal opinion or to address all tax aspects that may be relevant to a holder of the ADSs. Each prospective holder is urged to consult its own tax adviser as to the particular tax consequences to such holder of the ownership and disposition of the ADSs, including the applicability and effect of any other tax laws or tax treaties, of pending or proposed changes in applicable tax laws as of the date of this prospectus, and of any actual changes in applicable tax laws after such date.

Material Cypriot Tax Considerations

The following discussion of material Cypriot tax considerations represents the opinion of Antis Triantafyllides & Sons LLC, our Cypriot counsel.

Cyprus Economic Adjustment Program

In connection with the proposed bailout of Cyprus by the Troika, a comprehensive economic adjustment program is expected to be adopted in Cyprus. As a result thereof, certain amendments have been introduced to the Cyprus taxation system. The consequences of implementation of the Cyprus Economic Adjustment Program are uncertain. See “Risk Factors—Risks Relating to Taxation—Adverse financial measures may be adopted in Cyprus in connection with its bailout” in our Annual Report on Form 20-F for the year ended December 31, 2013.

Tax residency

A company is considered to be a resident of Cyprus for tax purposes if its management and control are exercised in Cyprus. We anticipate being a company resident in Cyprus for tax purposes. Where, as with our company, the majority of the board of directors is comprised of tax residents of Russia, there may be increased risk that the company is not managed and controlled in Cyprus and, therefore, is not a tax resident in Cyprus. See also risk factor “Risk Factors—Risks Related to Taxation—We may be deemed to be a tax resident outside of Cyprus” in our Annual Report on Form 20-F for the year ended December 31, 2013.

With respect to the holders of our ADSs, such holder may be considered to be a resident of Cyprus for tax purposes in a tax year (which is the calendar year) if such holder is physically present in Cyprus for a period or periods exceeding in aggregate more than 183 days in that calendar year.

The holding and disposal of the ADSs by a non-tax resident will not create any tax liability in Cyprus. Non-tax residents are not liable for any tax on the disposal of shares or other securities of a Cyprus company unless the Cyprus company is the owner of immovable property situated in Cyprus.

Cyprus Resident Company

A company which is considered to be a resident for tax purposes in Cyprus is subject to corporate income tax in Cyprus (“Corporate Income Tax”) on its worldwide income, taking into account certain exemptions. The rate of Corporate Income Tax in Cyprus is 12.5%.

Special defense contribution (“Cypriot Defense Tax”) is levied on certain types of income of tax residents of Cyprus.

Taxation of Dividends and Distributions

Under Cyprus legislation there is no withholding tax on dividends paid to non-residents of Cyprus. The dividend will be paid free of any tax to the shareholder who will be taxed according to the laws of the country of residence or domicile of the shareholder. Holders of ADSs must consult their own tax advisors on the consequences of their domicile or residence in relation to the payment of dividends.

Tax residents of Cyprus are subject to the Cypriot Defense Tax on dividends at the rate of 20%. The tax is withheld by the company prior to payment by the company to the shareholder.

Taxation of Capital Gains

Cyprus capital gains tax is imposed at the rate of 20.0% only on gains from the disposal of immovable property situated in Cyprus including gains from the disposal of shares in companies which own such immovable property. Shares listed on any recognised stock exchange are generally excluded from capital gains tax. It is unclear whether this exception also applies to disposal of the ADSs.

Inheritance Tax

There is no Cyprus inheritance tax.

Deemed Distributions

The Cypriot Defense Tax, at a rate of 30% would be payable by the company on deemed dividends to the extent that its shareholders (both individuals and companies) are Cyprus tax residents. A Cypriot company which does not distribute at least 70% of its after tax profits within two years of the end of the year in which the profits arose would be deemed to have distributed this amount as a dividend two years after that year end. The Cypriot Defense Tax on deemed dividend distribution would be payable by the company to the extent such profits are attributable to Cyprus tax resident shareholders (both individuals and companies). The Cypriot Defence Tax may also be payable on deemed dividends in case of liquidation or capital reduction of the company. The company will debit such Cypriot Defense Tax paid against the profits attributable to such shareholders. The amount of deemed dividend distribution (subject to the Cypriot Defense Tax) is reduced by any actual dividend paid out of the profits of the relevant year at any time up to the date of the deemed distribution. The profits to be taken into account in determining the deemed dividend do not include fair value adjustments to movable or immovable property (if any).

Imposition of such a tax on the company could have a material adverse effect on the group’s business, results of operations, financial condition or prospects and the trading price of the ADRs.

On September 13, 2011, the Commissioner of the Cyprus Inland Revenue Department (the “Commissioner”) issued Circular 2011/10 (the “Circular”), which now exempts from the remit of the Cypriot Defense Tax the profits that are imputed indirectly to non-Cyprus tax-resident shareholders of a Cyprus tax-resident company, insofar as such profits are indirectly apportioned to shareholders who are ultimately non-Cyprus residents. The Circular applies to all years which have not yet been filed or examined by the Commissioner.

Tax Position of Holders of ADSs with Respect to Distributions

There is no express provision in the law on the treatment of holders of ADSs with respect to Cypriot Defense Tax on dividends nor is there any specific guidance issued by the Cypriot tax authorities on the point. We are of the view that holders of ADSs will be subject to the same treatment as holders of shares with respect to the liability of Cypriot Defense Tax on dividends and, therefore, the provision of sections “—Taxation of Dividends and Distributions” and “—Deemed Distributions” above would apply equally to the holders of ADSs.

Taxation of income and gains of the company

Gains from the disposal of securities

Any gain from disposal by the company of securities (the definition of securities includes shares and bonds of companies or legal persons wherever incorporated and options thereon) shall be exempt from Corporate Income Tax irrespective of the trading nature of the gain, the number of shares held or the holding period and shall not be subject to the Cypriot Defense Tax. Such gains are also outside of the scope of capital gains tax provided that the company whose shares are disposed of does not own any immovable property situated in Cyprus or such shares are listed in any recognised stock exchange.

Dividends to be received by the company

Dividend income (whether received from Cyprus resident or non-resident companies) is exempt from Corporate Income Tax in Cyprus. Dividend income from Cyprus resident companies is exempt from the Cypriot Defense Tax whereas dividend income received from non-Cypriot resident companies is exempt from the Cypriot Defense Tax provided that either (i) not more than 50.0% of the paying company’s activities result, directly or indirectly, in investment income, or (ii) the foreign tax suffered is not significantly lower than the tax rate payable in Cyprus (currently interpreted to mean an effective tax burden of at least 5.0%). If the exemption for the Cypriot Defense Tax does not apply, dividends receivable from non-Cypriot resident companies are taxed at a rate of 20%.

Interest income

The tax treatment of interest income of any company which is a tax resident of Cyprus will depend on whether such interest income is treated as “active” or “passive.” Interest income which consists of interest which has been derived by a company which is a tax resident of Cyprus in the ordinary course of its business, including interest which is closely connected with the ordinary course of its business will be subject to Corporate Income Tax at the rate of 12.5%, after the deduction of any allowable business expenses. Any other interest income will be subject to the Cypriot Defense Tax at the rate of 30.0% on the gross amount of interest.

Specifically, interest income arising in connection with the provision of loans to related or associated parties should be generally considered as income arising from activities closely connected with the ordinary carrying on of a business and should, as such, be exempt from Cypriot Defense Tax and only be subject to Corporate Income Tax.

Tax deductibility of expenses, including interest expense

The general principle of the Cyprus income tax law is that for an expense to be allowed as a deduction it must have been incurred wholly and exclusively for the production of income.

In accordance with a circular issued by the Cyprus tax authorities, all direct expenses relating to the income from exempt activities should be deducted from such income (i.e. disallowed for Corporate Income Tax purposes) in arriving at the income to be treated as tax exempt. All general administration expenses should be allocated to the activities of the company proportionately.

It is noted that the disposal of fixed assets or investments which generate a gain or loss of a capital nature does not constitute an activity for the purposes of apportionment of the general expenses (overheads). The holding of investments by a holding company is not treated as an activity and the specific circular should not apply. The expenses, however, which directly or indirectly relate to acquisitions/disposals of such investments should be disallowed/reduce the tax exempt income arising from the disposal.

In May 2012, the Cyprus House of Representatives enacted laws (the “Amendments”) which are effective retrospectively from January 1, 2012 (the “Effective Date”). Prior to the Amendments, the Inland Revenue Department did not treat any interest on loans received for the acquisition of shares in other companies as a tax deductible expense. Following the Amendments and subject to the below, if a Cyprus parent company incurs an interest expense on the acquisition of shares of a company that is a 100% owned subsidiary (whether directly or indirectly and irrespective of whether the subsidiary is a Cyprus or foreign company), the interest expense will now be deductible for tax purposes by the parent company subject to the following:

(a)	the deduction will only apply if the subsidiary does not own assets that are not used in the business; and

(b)	if the subsidiary holds such assets, the deductibility of interest expense will be limited to correspond to the amount of assets used in the business.

This change is effective in respect of interest incurred on borrowings used for the purchase of shares purchased on or after the Effective Date.

Arm’s length principle

There are no specific transfer pricing rules, or any transfer pricing documentation requirements, in the Cyprus tax laws.

However, the arm’s length principle in the Cyprus income tax law requires that all transactions between related parties are carried out on an arm’s length basis, being at fair values and on normal commercial terms.

More specifically, under the arm’s length principle, where conditions are made or imposed upon the commercial or financial relations of two businesses which differ from those which would have been made between independent parties, any profits which would have accrued to one of the party had the two businesses been independent, but have not so accrued, may be included in the profits of that business and taxed accordingly.

Stamp duty

Cyprus levies stamp duty on an instrument if:

•	it relates to any property situated in Cyprus; or

•	it relates to any matter or thing which is performed or done in Cyprus.

There are documents which are subject to stamp duty in Cyprus at a fixed fee (ranging from €0.03 to €35) and documents which are subject to stamp duty based on the value of the document. The above obligation arises irrespective of whether the instrument is executed in Cyprus or abroad.

A liability to stamp duty may arise on acquisition of shares and such stamp duty would be payable where the shares acquisition documents are executed in Cyprus or later brought into Cyprus as the company’s shares that underly the shares may be considered to be Cypriot property.

The stamp duty rates are as follows:

•	for contracts with a value of €1 to €5,000, there is no stamp duty payable;

•	the stamp duty is €1.50 per thousand for contracts with a value from €5,001 to €170,000; and

•	the stamp duty is €2 per thousand for contracts with a value exceeding €170,000, with a cap of €20,000.

Any documents that do not specify values incur a stamp duty of EUR35. In cases where the stamp duty commissioner can estimate the value of a document, he or she has the authority to impose stamp duty as per the above rates.

Withholding taxes on interest

No withholding taxes shall apply in Cyprus with respect to payments of interest by the company to non-Cyprus tax resident lenders (both corporations and individuals).

There should be no withholding tax in Cyprus on interest paid by the company to Cyprus tax resident lenders when the interest is considered as interest accruing from the ordinary carrying on of their business, or interest closely connected with the ordinary carrying on of their business.

Any payment of interest which is not considered as interest accruing from the ordinary carrying on of a business or interest income closely connected with the ordinary carrying on of a business by the company to Cypriot tax resident (both corporations and individuals) lenders shall be subject to Cypriot Defense Tax at the rate of 30.0%, whereby the company is required to withhold such tax from the interest.

Capital duty

Capital duty is payable to the Registrar of Companies in respect of the registered authorised share capital of a Cypriot company upon its incorporation and upon subsequent increases thereon.

The capital duty rates are as follows:

•	0.6% on the nominal value of the authorized share capital; and

•	€17 flat duty on every issue, whether the shares are issued at their (par) nominal value or at a (share) premium.

United States Federal Income Tax Considerations

The following discussion sets forth the U.S. federal income tax consequences to U.S. Holders (as defined below) of the ownership and disposition of our ADSs or ordinary shares. The discussion is not a complete analysis or listing of all of the possible tax consequences and does not address all tax considerations that may be relevant to investors in light of their particular circumstances. Special rules that are not discussed in the general descriptions below may also apply. In particular, the description of U.S. federal income tax consequences deals only with U.S. Holders that own our ADSs or ordinary shares as capital assets. In addition, the description of U.S. federal income tax consequences does not address the tax treatment of special classes of U.S. Holders, such as banks and other financial institutions, insurance companies, persons holding our ADSs or shares as part of a “straddle,” “hedge,” “appreciated financial position,” “conversion transaction” or other risk reduction strategy, U.S. expatriates, persons liable for alternative minimum tax, brokers or dealers in securities or currencies, holders whose “functional currency” is not the U.S. dollar, regulated investment companies, real estate investment trusts, partnerships (or any entity treated as a partnership for U.S. federal income tax purposes) and other pass-through entities, traders in securities who have elected the mark-to-market method of accounting for their securities, individual retirement accounts or other tax-deferred accounts, holders who acquired shares pursuant to the exercise of an employee stock option or right or otherwise as compensation, tax-exempt entities, and investors who own directly, indirectly through certain non-U.S. entities, or constructively 10% or more of the voting power or value of our aggregate shares outstanding. The following discussion does not address any tax consequences arising under the laws of any U.S. state or local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax.

The discussion is based on the laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), all as in effect at the date of this Prospectus, and any of which may change, possibly with retroactive effect. Further, there can be no assurance that the IRS will not disagree with or will not challenge any of the conclusions reached and described herein. The discussion is also based, in part, on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

In General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or ordinary shares that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created in or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if either (1) a United States court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person under applicable Treasury regulations.

If an entity treated as a partnership for U.S. federal income tax purposes holds our ADSs or ordinary shares, the U.S. federal income tax treatment of such partnership and each partner will generally depend on the status and the activities of the partnership and the partner. Partnerships that hold our ADSs or ordinary shares, and partners in such partnerships, should consult their tax advisers regarding the U.S. federal, state and local and non-U.S. tax consequences applicable to them of the ownership and disposition of our ADSs or ordinary shares.

For U.S. federal income tax purposes, U.S. Holders of ADSs generally will be treated as the owners of the ordinary shares represented by the ADSs. Accordingly, except as otherwise noted, the U.S. federal income tax consequences discussed below apply equally to U.S. Holders of ADSs or the underlying ordinary shares.

Holders should consult their tax advisers regarding the particular tax consequences to them of the ownership and disposition of our ADSs or ordinary shares under the laws of the United States (federal, state and local) or any other relevant taxation jurisdiction.

Taxation of Distributions

Subject to the discussion under “—Passive Foreign Investment Companies” below, the gross amount of a distribution made by us with respect to the ordinary shares underlying our ADSs, including the full amount of any Cypriot withholding tax thereon, will be a dividend for U.S. federal income tax purposes includible in the gross income of a U.S. Holder to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividends will not be eligible for the dividends received deduction allowed to corporations. Because we do not intend to maintain calculations of our earnings and profits on the basis of United States federal income tax principles, U.S. Holders should expect that any distribution paid will generally be reported to them as a “dividend” for U.S. federal income tax purposes. Dividends received by individuals and other non-corporate U.S. Holders of our ADSs that are traded on Nasdaq will be eligible for beneficial rates of taxation provided we are not a PFIC during the year in which the dividend is paid or the prior taxable year and certain other requirements, including stock holding period requirements, are satisfied by the recipient. U.S. Holders should consult their tax advisors regarding the application of the relevant rules to their particular circumstances.

Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s (or in the case of ADSs, the Depository’s) receipt of the dividend. The amount of any dividend income paid in a foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, U.S. holders should not be required to recognize foreign currency gain or loss in respect of dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Sale or Other Disposition of ADSs or Ordinary Shares

Subject to the discussion under “—Passive Foreign Investment Companies” below, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon a sale or other disposition of its ADSs in an amount equal to the difference between the amount realized from such sale or disposition and the U.S. Holder’s adjusted tax basis in such ADSs, in each case, as determined in U.S. dollars. Such capital gain or loss will be long-term capital gain (taxable at a reduced rate for non-corporate U.S. Holders, such as individuals) or loss if, on the date of sale or disposition, such ADSs were held by such U.S. Holder for more than one year. The deductibility of capital losses is subject to significant limitations.

If a Russian tax is imposed on the sale or other disposition of our ADSs or ordinary shares, a U.S. Holder’s amount realized will include the gross amount of the proceeds before deduction of the Russian tax. See “—Russian Tax Considerations Relevant to the Purchase, Ownership and Disposition of the ADSs” for a description of when a disposition may be subject to taxation by Russia. Because a U.S. Holder’s gain from the sale or other disposition of ADSs or ordinary shares will generally be U.S. source gain, a U.S. Holder may be unable to claim a credit against its U.S. federal tax liability for any Russian tax on gains. In lieu of claiming a foreign tax credit, a U.S. Holder may elect to deduct foreign taxes, including the Russian tax, in computing taxable income, subject to generally applicable limitations under U.S. law. U.S. Holders should consult their tax advisers as to whether any Russian tax on gains may be creditable against U.S. federal income tax on foreign source income from other sources.

The surrender of ADSs in exchange for ordinary shares (or vice versa) will not result in the realization of gain or loss for U.S. federal income tax purposes, and U.S. Holders will not recognize any gain or loss upon such a surrender. A U.S. Holder’s tax basis in withdrawn shares will be the same as such holder’s tax basis in the ADSs surrendered, and the holding period of the shares will include the holder’s holding period for the ADSs.

Passive Foreign Investment Companies

In general, a non-U.S. corporation will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, if either (i) 75% or more of its gross income consists of certain types of “passive” income or (ii) 50% or more of the fair market value of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and our unbooked intangibles will be taken into account and generally treated as non-passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the shares.

We do not believe that we were a PFIC for the taxable year ended December 31, 2013. We do not anticipate being a PFIC for our current taxable year or in the foreseeable future, although we can make no assurances in this regard. Our status as a PFIC in any year depends on our assets and activities in that year. We have no reason to believe that our assets or activities will change in a manner that would cause us to be classified as a PFIC for the current taxable year or for any future year. Because, however, PFIC status is factual in nature, may depend in part on fluctuations in the market price of our ADSs, is determined annually, and generally cannot be determined until the close of the taxable year, there can be no assurance that we will not be considered a PFIC for any taxable year. We could be a PFIC, for example, if our business and assets evolve in ways that are different from what we currently anticipate. Furthermore, it is possible that the IRS may challenge our valuation of our goodwill and other unbooked intangibles, which may result in our company being classified as a PFIC.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs, the U.S. Holder will generally be subject to an increased amount of taxes and an interest charge, characterization of any gain from the sale or exchange of our ADSs as ordinary income, and other disadvantageous tax treatment with respect to our ADSs unless the U.S. Holder may make a mark-to-market election (as described below). Further, if we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs and any of our non-U.S.

subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC (each such subsidiary, a lower tier PFIC) for purposes of the application of these rules. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election. A mark-to-market election may be made with respect to our ADSs, provided they are actively traded, defined for this purpose as being traded on a “qualified exchange,” other than in de minimis quantities, on at least 15 days during each calendar quarter, but may not be made with respect to our ordinary shares as they are not marketable stock. We anticipate that our ADSs should qualify as being actively traded, but no assurances may be given in this regard. If a U.S. Holder of our ADSs makes this election, the U.S. Holder will generally (i) include as income for each taxable year the excess, if any, of the fair market value of our ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as a loss the excess, if any, of the adjusted tax basis of our ADSs over the fair market value of such ADSs held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in our ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. In addition, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark to market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. In the case of a U.S. Holder who has held our ADSs during any taxable year in respect of which we were classified as a PFIC and continues to hold such ADSs (or any portion thereof) and has not previously made a mark-to-market election, and who is considering making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such ADSs. Because a mark-to-market election cannot be made for any lower tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide the information necessary for U.S. Holders of our ADSs to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs during any taxable year that we are a PFIC, such U.S. Holder may be subject to certain reporting obligations with respect to our ADSs, including reporting on IRS Form 8621.

Each U.S. Holder should consult its tax adviser concerning the U.S. federal income tax consequences of purchasing, holding, and disposing of our ADSs or ordinary shares if we are or become classified as a PFIC, including the possibility of making a mark-to-market.

An individual U.S. Holder and certain entities may be required to submit to the IRS certain information with respect to his or her beneficial ownership of the ADSs, if such ADSs are not held on his or her behalf by a financial institution. This law also imposes penalties if an individual U.S. Holder is required to submit such information to the IRS and fails to do so. U.S. Holders should consult their tax advisors regarding application of the information reporting rules.

Russian Tax Considerations Relevant to the Purchase, Ownership and Disposition of the ADSs

The following is a summary of material Russian tax consequences relevant to the purchase, ownership and disposition of the ADSs. The summary is based on the laws of the Russian Federation in effect on the date of this prospectus. All of the foregoing is subject to change, possibly on a retroactive basis, after the date of the prospectus. The discussion with respect to Russian legislation is based on our understanding of current Russian law and Russian tax rules, which are subject to frequent change and varying interpretations.

The summary does not seek to address the applicability of, and procedures in relation to, taxes levied by the regions and municipalities of the Russian Federation. Nor does the summary seek to address the availability of double tax treaty relief, and it should be noted that there may be practical difficulties involved in claiming relief under an applicable double tax treaty. Prospective holders should consult their own advisers regarding the tax consequences of investing in the ADSs and no representations with respect to the Russian tax consequences of investing, owning or disposing of the ADSs to any particular holder is made hereby.

General

Many aspects of Russian tax law, including Russian tax rules applicable to ADSs, are subject to significant uncertainty and lack interpretive guidance. Further, the substantive provisions of Russian tax law applicable to financial instruments may be subject to more rapid and unpredictable change (including with a retroactive effect) and inconsistency than in jurisdictions with more developed capital markets or more developed taxation systems. In particular, the interpretation and application of such provisions will, in practice, rest substantially with local tax inspectorates. In practice, the interpretation of tax law by different tax inspectorates may be inconsistent or contradictory and may result in the imposition of conditions, requirements or restrictions not provided for by the existing legislation. Similarly, in the absence of binding precedents, court rulings on tax or related matters by different Russian courts relating to the same or similar circumstances may be inconsistent or contradictory.

For the purposes of this summary, a “non-resident holder” means a holder of ADSs who is:

•	an individual actually present in the Russian Federation for an aggregate period of less than 183 calendar days (including days of arrival to the Russian Federation and including days of departure from the Russian Federation) in any period comprising 12 consecutive months. Presence in Russia for tax residency purposes is not considered interrupted for an individual’s short term absences (of less than 6 months) from the Russian Federation for medical treatment or education as well as for the employment or other duties related to the performance of works (services) on offshore hydrocarbons field. The interpretation of this definition by the Ministry of Finance of the Russian Federation states that for withholding tax purposes an individual’s tax residence status should be determined on the date of income payment (based on the number of Russian days in the 12-month period preceding the date of payment). The individual’s final tax liability in the Russian Federation for the reporting calendar year should be determined based on the number of days spent in the Russian Federation in such calendar year; or

•	a legal entity or organisation, in each case not organised under Russian law, which purchases, holds and/or disposes of the ADSs otherwise than through a permanent establishment in the Russian Federation (as defined by Russian tax law).

For the purposes of this summary, a “Russian resident holder” is a holder of ADSs who is not qualified to be a non-resident holder defined in the previous paragraph.

Russian tax residency rules may be affected by an applicable double tax treaty. It is expected that the Russian tax residency rules applicable to legal entities will change in the near future. In particular, on March 18, 2014 the Russian Ministry of Finance published and on May 27, 2014 amended a draft law introducing inter alia the concept of tax residency for legal entities into the Russian Tax Code. See “Risks relating to taxation—“Our companies established outside of Russia may be exposed to taxation in Russia.” The current draft contains a list of conditions under which a legal entity shall be considered a tax resident in the Russian Federation. They include both traditional items such as location of the entity’s management (i.e., where its board of directors’ meetings are held, or its top executives are permanently based), as well as certain items that are not usually considered in other jurisdictions (e.g., the location of its statutory and management accounting function, documentation, issue of orders and other executive documents, hiring of personnel, etc.). Therefore, when adopted, the new rules may potentially be more rigid comparing to international practices relating to similar matters. Although currently these rules have not been fully developed yet, they are scheduled to be signed into law in 2014 and become effective from January 1, 2015.

Non-resident holders

Generally, a non-resident holder of ADSs should not be subject to any Russian taxes in respect of distributions made by us with respect to class B shares underlying the ADSs.

Legal entities or organisations

A non-resident holder that is a legal entity or organisation generally should not be subject to any Russian taxes in respect of the purchase of the ADSs, any gain or other income realised on the sale, exchange or other disposal of the ADSs.

Individuals

A non-resident holder who is an individual should not generally be subject to Russian taxes in respect of any gains realised on the sale, exchange or other disposal of ADSs, provided that the proceeds of such sale, exchange or disposal are not received from a source within Russia.

In the event that the proceeds from a sale, exchange or disposal of ADSs are deemed to be received from a source within Russia, a non-resident holder that is an individual may be subject to Russian tax in respect of such proceeds at a rate of 30 % of the gain (such gain being computed as the sales price less any available documented cost deduction, including the acquisition price of the ADSs and other documented expenses, such as depositary expenses and brokers’ fees), subject to any available double tax treaty relief, provided that the necessary requirements to qualify for the treaty relief and the appropriate administrative requirements under the Russian tax legislation have been met. For example, holders of ADSs that are eligible for the benefits of the United States—Russia double tax treaty should generally not be subject to tax in Russia on any gain arising from the disposal of ADSs, provided that the gain is not attributable to a fixed base that is or was located in Russia and/or provided that less than 50% of our fixed assets consist of immovable property situated in Russia (as defined in the treaty). Because the determination of whether 50% or more of our fixed assets consist of immovable property situated in Russia is inherently factual and is made on an on-going basis, and because the relevant Russian legislation and regulations are not entirely clear, there can be no assurance that immovable property situated in Russia does not currently, or will not, constitute 50% or more of our assets. If 50% or more of our assets were to consist of immovable property situated in Russia, there is no assurance that the benefits of the United States—Russia double tax treaty will be available to an ADS holder.

According to Russian tax legislation, income received from a sale, exchange or disposition of the ADSs should be treated as having been received from a Russian source if such sale, exchange or disposition occurs in Russia. Russian tax law gives no clear indication as to how to identify the source of income received from a sale, exchange or disposition of securities except that income received from the sale of securities “in Russia” will be treated as having been received from a Russian source.

The taxable base is required to be calculated in rubles and, therefore, may be affected by fluctuations in the exchange rates of the currencies used at the time of acquisition and sale of the ADSs, the currency of sale of the ADSs and rubles. The tax may be withheld at source from payment only if the individual acts via a professional intermediary tax registered in Russia (such as trustee, dealer, broker or other intermediary acting to the benefit of the individual holder), otherwise the non-resident individual shall be liable to file a tax return and pay the tax due.

Additionally, acquisition of the ADSs by a non-resident holder who is an individual may constitute a taxable event pursuant to provisions of the Russian Tax Code relating to the material benefit (deemed income) received by individuals as a result of acquisition of securities. If the acquisition price of the ADSs is below the lower margin of fair market value calculated under a specific procedure for the determination of market prices of securities for tax purposes, the difference may be subject to the Russian personal income tax at a rate of 30% (arguably, this would be subject to reduction or elimination under the applicable double tax treaty).

As noted above with respect to the disposal of the ADSs, under Russian tax legislation, taxation of the income of non-resident holders who are individuals will depend on whether this income would be assessed as received from Russian or non-Russian sources. Although Russian tax legislation does not contain any provisions on how the related material benefit should be sourced, the tax authorities may infer that such income should be considered as Russian source income if the ADSs are purchased “in Russia.” In the absence of any additional guidance as to what should be considered as a purchase of securities “in Russia,” the Russian tax authorities may apply various criteria in order to determine the source of the related material benefit, including looking at the place of conclusion of the acquisition transaction or other similar criteria.

Non-resident holders who are individuals should consult their own tax advisors with respect to the tax consequences arising as a result of acquisition or disposition of the ADSs and the receipt of proceeds from source within the Russian Federation in respect of such disposition.

Double Tax Treaty Procedures

Where a non-resident holder of ADSs receives income from a Russian source, the Russian tax (if applicable under Russian domestic tax law) may be reduced or eliminated in accordance with the provisions of a double tax treaty. Advance treaty relief should be available for those eligible, subject to the requirements of the laws of Russia. In order for a non-resident holder to benefit from the applicable double tax treaty, documentary evidence is required to confirm the applicability of the double tax treaty for which benefits are claimed. Currently, a non-resident holder is required to provide a tax residence confirmation issued by the competent tax authority of the relevant treaty country (duly apostilled or legalised, and translated into Russian). The tax residency confirmation needs to be renewed on an annual basis, and provided before the first payment of income in each calendar year. In addition, a non-resident who is an individual must provide appropriate documentary proof of tax payments outside of Russia on income with respect to which treaty benefits are claimed. Because of the uncertainties regarding the form and procedures for providing such documentary proof, individuals, in practice, may not be able to obtain advance treaty benefits on receipt of proceeds from a source within Russia, and it can be extremely difficult to obtain a refund.

Non-resident holders should consult their own tax advisers regarding possible tax treaty relief and procedures for obtaining such relief with respect to any Russian taxes imposed on proceeds received from a disposition of the ADSs.

Refund of Tax Withheld

If double tax treaty relief is available but Russian tax has nevertheless been withheld at the source of payment, an application for the refund of the taxes withheld may be made within three years from the end of the tax period in which the tax was withheld for non-resident holders.

In order to obtain a refund, the non-resident holder is required to file with the Russian tax authorities, among other documents, a duly notarised, apostilled and translated certificate of tax residence issued by the competent tax authority of the relevant treaty country at the time the income was paid, as well as documents confirming receipt of such income and the withholding of Russian tax. In addition, a non-resident holder who is an individual is required to provide appropriate documentary proof of tax payments made outside of Russia with respect to which such tax refund is claimed. The supporting papers shall be provided within one year after the year to which the treaty benefits relates for non-resident holders who are individuals.

The Russian tax authorities may, in practice, require a wide variety of documentation confirming the right to benefits under a double tax treaty. Such documentation, in practice, may not be explicitly required by the Russian Tax Code. Obtaining a refund of Russian tax withheld may be a time consuming process and can involve considerable practicable difficulties.

Prospective non-resident holders should consult their own tax advisors should they need to obtain a refund of Russian taxes withheld on any payments received with respect to the ADSs.

Resident holders

A Resident holder will generally be subject to all applicable Russian taxes in respect of the purchase of the ADSs and income received on the ADSs, including gains from their sale, exchange or other disposition.

Resident holders should consult their own tax advisers with respect to their tax position regarding the ADSs.

LEGAL MATTERS

Certain legal matters in connection with this prospectus relating to New York law and United States federal securities law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom (UK) LLP, London, United Kingdom. The validity of the class B shares underlying the ADSs and other legal matters concerning this prospectus relating to Cyprus law will be passed upon for us by Antis Triantafyllides & Sons LLC. Certain legal matters concerning this prospectus relating to United States federal securities law will be passed upon for the underwriters by White & Case LLP, New York, New York. Certain legal matters in connection with this prospectus relating to Cyprus law will be passed upon for the underwriters by Chrysses Demetriades & Co. LLC.

EXPERTS

The consolidated financial statements of QIWI plc incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2013 as modified in the Company’s Report on Form 6-K furnished with the SEC on June 9, 2014 have been audited by Ernst & Young LLC, independent registered public accounting firm, as set forth in their reports thereon included therein and which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act to register the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room, as well as through the SEC’s website.

We file annual and other reports with the SEC. We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports with the SEC, including annual reports on Form 20-F. We also furnish to the SEC, under cover of Form 6-K, material information that we are required to make public, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this registration statement certain information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, as updated by our Report on Form 6-K furnished to the SEC on June 9, 2014 relating to our realigned segment reporting structure;

•	our Report on Form 6-K furnished to the SEC on June 9, 2014, which contains our unaudited consolidated interim financial statements as of and for the three months ended March 31, 2014 and the related operating and financial review and prospectus with respect thereto;

•	our Report on Form 6-K furnished to the SEC on June 4, 2014, relating to the results of our 2014 Annual General Meeting;

•	our Report on Form 6-K furnished to the SEC on June 9, 2014, relating to the committee composition of our board of directors; and

•	the description of our class B shares contained in our Registration Statement on Form 8-A (filed on April 26, 2013), including any amendment or report filed for the purpose of updating such description.

All Annual Reports on Form 20-F, and any Reports of Foreign Private Issuer on Form 6-K which are identified by us as being incorporated by reference (to the extent designated therein), filed subsequent to the date of the registration statement on Form F-3 of which this prospectus forms a part, but before termination of the offering under this prospectus, shall be deemed incorporated by reference into this prospectus and deemed to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning the office of QIWI plc, Severnoe Chertanovo Microdistrict, 1A, building 1, Moscow, 117648, the Russian Federation, +7 (495) 783 59 59, Attn: Investor Relations.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are organized in Cyprus, and substantially all of our and our subsidiaries’ assets are located outside the United States, and all members of our board of directors are resident outside of the United States. As a result, it may not be possible to effect service of process within the United States upon us or any of our subsidiaries or such persons or to enforce U.S. court judgments obtained against us or them in jurisdictions outside the United States, including actions under the civil liability provisions of U.S. securities laws. In addition, it may be difficult to enforce, in original actions brought in courts in jurisdictions outside the United States, liabilities predicated upon U.S. securities laws.

Further, most of our and our subsidiaries’ assets are located in Russia. Judgments rendered by a court in any jurisdiction outside Russia will generally be recognized by courts in Russia only if (i) an international treaty exists between Russia and the country where the judgment was rendered providing for the recognition of judgments in civil cases and/or (ii) a federal law of Russia providing for the recognition and enforcement of foreign court judgments is adopted. No such federal law has been passed, and no such treaty exists, between Russia, on the one hand, and the United States, on the other hand. There are no publicly available judgments in which a judgment made by a court in the United States was upheld and deemed enforceable in Russia. Furthermore, Russian courts have limited experience in the enforcement of foreign court judgments. Therefore, a litigant who obtains a final and conclusive judgment in the United States would most likely have to litigate the issue again in a Russian court of competent jurisdiction.

Shareholders may originate actions in either Russia or Cyprus based upon either applicable Russian or Cypriot laws, as the case may be.

7,973,330 American Depositary Shares

Representing 7,973,330 Class B Shares

PROSPECTUS

Credit Suisse	VTB Capital

William Blair	Aton

                    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Our memorandum and articles of association provide that, subject to certain limitations, the company may indemnify its directors and officers against any losses or liabilities which he or she may sustain or incur in or about the execution of his or her duties including liability incurred in defending any proceedings whether civil or criminal in which judgment is given in his or her favor or in which he or she is acquitted.

We have purchased and maintained insurance in relation to our directors and officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

Item 9.	Exhibits

See the Exhibit Index which is incorporated herein by reference.

Item 10.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial Statements and information otherwise required by Section 10(a)(3) of the Securities Act, need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F, if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement on Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 9, 2014.

QIWI plc

By:	/s/ Sergey Solonin
Name: Sergey Solonin
Title: Director and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Sergey Solonin and Alexander Karavaev, and each of them, as his or her true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agents full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sergey Solonin Name: Sergey Solonin	Chief Executive Officer and Member of the Board of Directors	June 9, 2014

/s/ Alexander Karavaev Name: Alexander Karavaev	Chief Financial Officer	June 9, 2014

/s/ Alla Tsikh Name: Alla Tsikh	Principal Accounting Officer	June 9, 2014

/s/ Osama Bedier Name: Osama Bedier	Member of the Board of Directors	June 9, 2014

/s/ Rohinton Minoo Kalifa Name: Rohinton Minoo Kalifa	Member of the Board of Directors	June 9, 2014

/s/ Boris Kim Name: Boris Kim	Member of the Board of Directors	June 9, 2014

/s/ Andrey Muravyev Name: Andrey Muravyev	Member of the Board of Directors	June 9, 2014

Signature	Title	Date

/s/ Alexey Rasskazov Name: Alexey Rasskazov	Member of the Board of Directors	June 9, 2014

/s/ Andrey Romanenko Name: Andrey Romanenko	Member of the Board of Directors	June 9, 2014

/s/ Andrey Shemetov Name: Andrey Shemetov	Member of the Board of Directors	June 9, 2014

/s/ Matthew Hammond Name: Matthew Hammond	Member of the Board of Directors	June 9, 2014

/s/ Dmitry Pleskonos Name: Dmitry Pleskonos	Member of the Board of Directors	June 9, 2014

/s/ Marcus Rhodes Name: Marcus Rhodes	Member of the Board of Directors	June 9, 2014

/s/ Alexey Savatyugin Name: Alexey Savatyugin	Member of the Board of Directors	June 9, 2014

Authorized Representative in the United States

By:	/s/ Amy Segler
Name:	Amy Segler
Title:	Service of Process Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

4.1	Articles of Association of QIWI plc (incorporated by reference to Exhibit 99.1 to QIWI plc’s Report on Form 6-K, File No. 001-35893, furnished to the Commission on June 4, 2014)

4.2	Form of Deposit Agreement among the Registrant, the Depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.3 to QIWI plc’s Registration Statement on Form F-1/A, File No. 333-187579, filed on April 19, 2013)

4.3	Form of Amended and Restated Registration Rights Agreement among Saldivar Investments Limited, Sergey A. Solonin, Palmway Holdings Limited, Antana International Corporation, Andrey N. Romanenko, Dargle International Limited, Igor N. Mikhailov, Bralvo Limited, E1 Limited, Mail.ru Group Limited and Mitsui & Co., Ltd., and QIWI plc. (incorporated by reference to Exhibit 4.5 to QIWI plc’s Registration Statement on Form F-1, File No. 333-191221, filed on September 30, 2013)

5.1	Opinion of Antis Triantafyllides & Sons LLC, regarding the validity of the American Depositary Shares being registered.

8.1	Opinion of Antis Triantafyllides & Sons LLC regarding tax matters.

23.1	Consent of Ernst & Young LLC, as auditors of the consolidated financial statements of QIWI plc

23.2	Consent of Antis Triantafyllides & Sons LLC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

*	To be filed as an exhibit to a report filed or furnished under the Securities Exchange Act of 1934 and incorporated herein by reference.